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Exhibit 22

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164

July 8, 2003

Dear Shareholder,

On behalf of management and our Board of Directors, we are pleased to invite you to attend a special meeting of the shareholders of Magna International Inc. The special meeting is being called to approve the proposed spin-off of MI Developments Inc., or MID, which holds substantially all of Magna's real estate. A description of the spin-off and related matters can be found in the enclosed Management Information Circular/Proxy Statement and the accompanying Preliminary Prospectus of MID dated July 8, 2003.

MID is currently a wholly-owned subsidiary of Magna which was established to acquire and hold substantially all the automotive real estate owned by the Magna group of companies. Subject to shareholder approval at the special meeting, we will distribute to our shareholders 100% of the outstanding shares of MID, the assets of which will include our controlling interest in Magna Entertainment Corp., or MEC. If the spin-off is approved, Magna and its operating subsidiaries will continue to occupy their facilities under long-term leases with MID and Magna will cease to have any interest in MID and MEC. MID's equity capitalization is expected to immediately rank it as the fourth largest of any publicly-held commercial real estate company in Canada. MID's real estate assets will have a total net book value of approximately US$1.1 billion and, as of April 2003, will generate annual lease payments of approximately US$110 million.

We are proposing to spin off MID and our investment in MEC in order to enhance shareholder value, by:

  •
  Unlocking Value. We believe that the value of Magna's real estate business and investment in MEC are not fully reflected in our share price. By distributing these assets to our shareholders in the form of publicly traded MID shares, we expect to unlock the unrecognized value of these assets and place it directly into the hands of our shareholders.

  •
  Improving Magna's Returns. Separating the lower-return MID and MEC assets from our core automotive holdings is expected to increase our return on assets and return on shareholders' equity.

  •
  Simplifying the Valuation of Magna. With the spin-off of MID, including our investment in MEC, we expect Magna to enjoy a valuation more reflective of its strong automotive operating and financial performance.

Other benefits of the spin-off include:

        Exploiting MID's Real Estate Experience.    As we stated above, the spin-off is expected to immediately create the fourth largest publicly-held commercial real estate company in Canada by equity capitalization, with the ability to build on its significant expertise and relationships.

        Traditional Spin-Off Benefits.    MID will be positioned to achieve the type of benefits enjoyed by our previous spin-offs, such as further motivating management and employees to grow their business profitably and enhancing their focus on shareholder value, as well as increasing MID's access to capital through the public markets.

The share capital of MID following the spin-off will mirror that of Magna, in order to preserve in MID the relative ownership and voting rights of our shareholders as of the record date for the spin-off. In the spin-off, Magna shareholders would receive one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares and one MID Class B Share for every two Magna Class B Shares held as of the close of business on the record date for these distributions, which is expected to be August 29, 2003.

The special meeting will be held at The Design Exchange, 234 Bay Street, Toronto, Ontario, Canada, on August 19, 2003 commencing at 9:00 a.m. (Toronto time). The Notice of Special Meeting, Management Information Circular/Proxy Statement, form(s) of Proxy and Preliminary Prospectus of MID are enclosed with this letter. The approval of Magna shareholders is required in order that the spin-off can occur as a return of capital to shareholders. The full text of the proposed special resolution of Magna shareholders authorizing the spin-off is set forth in the enclosed Notice of Special Meeting. Under applicable law, the special resolution must be approved by Magna shareholders, including by at least two-thirds of the votes cast by holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class voting separately.

After careful consideration, our Board of Directors has determined that the spin-off of MID is in the best interests of Magna and our shareholders and is unanimously recommending to the holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares that they vote in favour of the special resolution relating to the spin-off. In making this determination, the Board relied on a report and unanimous recommendation of a Special Committee of independent directors, as well as fairness opinions from the independent financial advisors retained by the Special Committee, CIBC World Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Both advisors concluded that the spin-off is fair, from a financial point of view, to holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class being considered separately.

If you have any questions regarding the spin-off or the special meeting, please call 1-877-MID-VOTE (1-877-643-8683).

Your vote is important. If you are unable to attend the special meeting, please complete and sign the enclosed form of proxy and return it in the envelope provided to the Secretary of Magna at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 or Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department. In either case, your proxy must arrive not later than 9:00 a.m. (Toronto time) on August 15, 2003 or, if the meeting is adjourned or postponed, not less than 48 hours (excluding weekends and holidays) before the time of the adjourned or postponed meeting. Non-registered holders should refer to the section of the enclosed Management Information Circular/Proxy Statement entitled "Appointment and Revocation of Proxies — Non-Registered Holders" to find out how to attend the special meeting or instruct an intermediary on the voting of shares.

We look forward to seeing you at the meeting.

Yours truly,

Belinda Stronach
President and Chief Executive Officer

CLASS A SUBORDINATE VOTING SHARES PROXY THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE MANAGEMENT OF THE CORPORATION

        The undersigned shareholder of Magna International Inc. (the "Corporation") hereby appoints Frank Stronach, or failing him, Belinda Stronach, or failing her, Brian Colburn, or instead of any of them as the proxyholder of the undersigned, with full power of substitution, in respect of all the Class A Subordinate Voting Shares of the Corporation held by the undersigned, to attend at, and to act and vote on behalf of the undersigned in respect of all matters that may come before, the Special Meeting of the Shareholders of the Corporation on August 19, 2003 and any and all adjournments or postponements thereof, and, without limiting the general authority conferred by this proxy, the undersigned hereby specifically directs such proxyholder as follows:

        To vote FOR ☐ or AGAINST ☐ the special resolution (the "Special Resolution") authorizing the spin-off of MI Developments Inc., the full text of which is attached as Appendix A to the Management Information Circular/Proxy Statement of the Corporation dated July 8, 2003 (the "Circular"), as such Special Resolution may be amended or varied at the Special Meeting.

        This proxy confers discretionary authority to vote on all other business or matters as may properly come before the meeting or any adjournments or postponements thereof.

        The proxyholder will vote FOR the Special Resolution, where a choice for such matter is not specified in this proxy.

        The undersigned confirms the express wish that this document and the documents relating hereto including the Management Information Circular/Proxy Statement be in English only. Le soussigné confirme sa volonté expresse que ce document et les documents se rattachant à la présente, y compris la circulaire d'information et de procuration de la direction soient rédigés en anglais seulement.

        The undesigned hereby revokes any proxy previously given.

Date

 2003

Signature

Name of Shareholder

(please print)

Number of Class A Subordinate Voting Shares
    represented by this Proxy

NOTES:

1.
This proxy must be signed by the shareholder or the shareholder's attorney duly authorized in writing.

2.
If the shareholder is an individual, please sign exactly as your shares are registered. If the shareholder is a corporation, this proxy must be executed by an officer or attorney thereof duly authorized in writing.

  If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder's name must be printed in the space provided, the proxy must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

  In many cases, shares beneficially owned by a holder (a "Non-Registered Holder") are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the section entitled "Appointment and Revocation of Proxies — Non-Registered Holders" in the accompanying Circular and carefully follow the instructions of their intermediaries.

  All holders of shares should refer to the accompanying Circular for further information regarding completion and use of this proxy and other information pertaining to the Special Meeting.

3.
Please date this proxy. If not dated, it shall be deemed to be dated the day on which it is mailed or faxed.

4.
A shareholder has the right to appoint a person to attend and to act for the shareholder on the shareholder's behalf at the meeting other than the Corporation's officers named above. Such right may be exercised by striking out the names of Mr. Frank Stronach, Ms. Belinda Stronach and Mr. Brian Colburn and inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Corporation, or by completing another proper form of proxy.

If your address as shown is incorrect please give your correct address when returning this proxy.

(Over)

INVESTMENT DEALER OR BROKER SOLICITING THIS PROXY

Identify the investment dealer or broker (if any) soliciting this proxy:

(Please print or type)

(Firm)	(Telephone Number) (Fax Number)

(Registered Representative)	(Address)

(Number of Class A Subordinate Voting Shares Represented)	(Address)
☐
Check here if the Class A Subordinate Voting Shares represented are beneficially held by persons(s) other than the investment dealer or broker listed above, and provide name(s) of beneficial holders(s).

(Beneficial Holder(s))	(Beneficial Holder(s))

CLASS B SHARES PROXY THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE MANAGEMENT OF THE CORPORATION

        The undersigned shareholder of Magna International Inc. (the "Corporation") hereby appoints Frank Stronach, or failing him, Belinda Stronach, or failing her, Brian Colburn, or instead of any of them as the proxyholder of the undersigned, with full power of substitution, in respect of all the Class B Shares of the Corporation held by the undersigned, to attend at, and to act and vote on behalf of the undersigned in respect of all matters that may come before, the Special Meeting of the Shareholders of the Corporation on August 19, 2003 and any and all adjournments or postponements thereof, and, without limiting the general authority conferred by this proxy, the undersigned hereby specifically directs such proxyholder as follows:

        To vote FOR ☐ or AGAINST ☐ the special resolution (the "Special Resolution") authorizing the spin-off of MI Developments Inc., the full text of which is attached as Appendix A to the Management Information Circular/Proxy Statement dated July 8, 2003 (the "Circular"), as such Special Resolution may be amended or varied at the Special Meeting.

        This proxy confers discretionary authority to vote on all other business or matters as may properly come before the meeting or any adjournments or postponements thereof.

        The proxyholder will vote FOR the Special Resolution, where a choice for such matter is not specified in this proxy.

        The undersigned confirms the express wish that this document and the documents relating hereto including the Management Information Circular/Proxy Statement be in English only. Le soussigné confirme sa volonté expresse que ce document et les documents se rattachant à la présente, y compris la circulaire d'information et de procuration de la direction soient rédigés en anglais seulement.

        The undesigned hereby revokes any proxy previously given.

Date

 2003

Signature

Name of Shareholder

(please print)

Number of Class B Shares
    represented by this Proxy

NOTES:

1.
This proxy must be signed by the shareholder or the shareholder's attorney duly authorized in writing.

2.
If the shareholder is an individual, please sign exactly as your shares are registered. If the shareholder is a corporation, this proxy must be executed by an officer or attorney thereof duly authorized in writing.

  If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder's name must be printed in the space provided, the proxy must be signed by the legal representative with his name printed below his signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

  In many cases, shares beneficially owned by a holder (a "Non-Registered Holder") are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the section entitled "Appointment and Revocation of Proxies — Non-Registered Holders" in the accompanying Circular and carefully follow the instructions of their intermediaries.

  All holders of shares should refer to the accompanying Circular for further information regarding completion and use of this proxy and other information pertaining to the Special Meeting.

3.
Please date this proxy. If not dated, it shall be deemed to be dated the day on which it is mailed or faxed.

4.
A shareholder has the right to appoint a person to attend and to act for the shareholder on the shareholder's behalf at the meeting other than the Corporation's officers named above. Such right may be exercised by striking out the names of Mr. Frank Stronach, Ms. Belinda Stronach and Mr. Brian Colburn and inserting in the space provided the name of the person to be appointed, who need not be a shareholder of the Corporation, or by completing another proper form of proxy.

If your address as shown is incorrect please give your correct address when returning this proxy.

(Over)

INVESTMENT DEALER OR BROKER SOLICITING THIS PROXY

Identify the investment dealer or broker (if any) soliciting this proxy:

(Please print or type)

(Firm)	(Telephone Number) (Fax Number)

(Registered Representative)	(Address)

(Number of Class A Subordinate Voting Shares Represented)	(Address)
☐
Check here if the Class B Shares represented are beneficially held by persons(s) other than the investment dealer or broker listed above, and provide name(s) of beneficial holders(s).

(Beneficial Holder(s))	(Beneficial Holder(s))

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that a special meeting of the shareholders of Magna International Inc. (the "Corporation" or "Magna") will be held at The Design Exchange, 234 Bay Street, Toronto, Ontario, Canada, on August 19, 2003, commencing at 9:00 a.m. (Toronto time), for the following purposes:

  (a)
  to consider and, if deemed advisable, to pass, with or without amendment, a special resolution authorizing the spin-off to the Corporation's shareholders of the Corporation's entire interest in MI Developments Inc. ("MID"), the text of which special resolution is set out in Appendix A to the accompanying Management Information Circular/Proxy Statement (the "Circular"); and

  (b)
  to transact such further or other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Only shareholders of record at the close of business on July 8, 2003 will be entitled to notice of the meeting.

The enclosed Circular, form(s) of Proxy and Preliminary Prospectus of MID dated July 8, 2003 provide additional information concerning the matters to be acted upon at the special meeting. Shareholders are advised to carefully review the Circular and the enclosed materials, including the financial statements included therein, and are encouraged to vote in person or by proxy at the special meeting.

If you are unable to be present at the meeting in person, please fill in, date and sign the enclosed form of proxy and return it in the enclosed envelope to the Secretary of the Corporation at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1 or Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, Attention: Proxy Department. In either case, your proxy must arrive not later than 9:00 a.m. (Toronto time) on August 15, 2003 or, if the meeting is adjourned or postponed, not less than 48 hours (excluding weekends and holidays) before the time of the adjourned or postponed meeting.

By order of the Board of Directors.

J. BRIAN COLBURN
Secretary
July 8, 2003 Aurora, Ontario

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

TABLE OF CONTENTS

Pension Plans	28
Employment Contracts	28
Directors' Compensation	29
Corporate Governance and Compensation Committee	30
Report on Executive Compensation	30
SHAREHOLDER PERFORMANCE REVIEW GRAPH	33
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS	34
INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS	34
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE	35
OTHER MATTERS	35
APPENDIX A — SPECIAL RESOLUTION	A-1
APPENDIX B — UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF MAGNA	B-1
APPENDIX C — NON-GAAP MEASURES	C-1
APPENDIX D — CIBC WORLD MARKETS INC. FAIRNESS OPINION	D-1
APPENDIX E — MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED FAIRNESS OPINION	E-1

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

        This Management Information Circular/Proxy Statement (this "Circular") is being furnished to shareholders of Magna International Inc. (the "Corporation" or "Magna") in connection with the solicitation by and on behalf of management of the Corporation of proxies to be used at the special meeting of shareholders (the "Special Meeting") of the Corporation to be held at The Design Exchange, 234 Bay Street, Toronto, Ontario, Canada, on August 19, 2003, commencing at 9:00 a.m. (Toronto time), and at any adjournment(s) or postponement(s) thereof, for the purposes set forth in the Notice of Special Meeting of Shareholders (the "Notice").

        This Circular and the enclosed Notice, form(s) of proxy and preliminary prospectus of MI Developments Inc. ("MID") dated July 8, 2003 (the "MID Preliminary Prospectus") are first being mailed on or about July 9, 2003 to shareholders of the Corporation of record as of the close of business on July 8, 2003 (the "Notice Record Date"). The Corporation will bear all costs associated with the preparation and mailing of this Circular and the enclosed Notice, form(s) of proxy and MID Preliminary Prospectus, as well as the cost of the solicitation of proxies. The solicitation will be primarily by mail; however, officers and other employees of the Corporation may also directly solicit proxies (but will not receive additional compensation for such activities) personally, by telephone, by telefax or by other means of electronic transmission. Banks, brokerage houses and other custodians and nominees or fiduciaries will be requested to forward proxy solicitation material to their principals and to obtain authorizations for the execution of proxies and will be reimbursed for their reasonable expenses in doing so. The Corporation has engaged UBS Securities Canada Inc. ("UBS") to form and manage a soliciting dealer group to solicit proxies from holders of Magna Class A Subordinate Voting Shares (excluding certain specified holders). The soliciting dealer group will be paid a fee of Cdn.$0.15 per share for each proxy voted in favour of the Special Resolution (as defined below) that is solicited by a member of the soliciting dealer group, subject to a maximum fee of Cdn.$1,500 for each beneficial holder of Magna Class A Subordinate Voting Shares. In addition, the Corporation has agreed to pay UBS a fee of Cdn.$250,000 if the Special Resolution is approved at the Special Meeting, to reimburse it for reasonable out-of-pocket expenses in connection with the solicitation of proxies and to indemnify it in certain circumstances. The proxy solicitation fees are conditional on the Special Resolution being approved as described under the heading "Vote Required" below.

        All amounts referred to in this Circular are presented in United States dollars, unless otherwise noted. In addition, in this Circular a reference to a "fiscal year" is a reference to the fiscal or financial year running from January 1 to December 31 of the year stated.

        If approved, a final prospectus in respect of the proposed distributions by the Corporation of one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares and one MID Class B Share for every two Magna Class B Shares will be filed with securities regulators immediately following approval of the special resolution set forth in Appendix A to this Circular (the "Special Resolution") by shareholders of the Corporation and will be mailed to shareholders of the Corporation with the share certificates representing the MID shares to be received by them.

        Shareholders having questions regarding the transactions described in this Circular are encouraged to call 1-877-MID-VOTE (1-877-643-8683).

PART 1: MATTERS TO BE ACTED ON AT THE SPECIAL MEETING

THE SPIN-OFF TRANSACTIONS

Overview

        MID is the successor to Magna's real estate division, which was reorganized as an autonomous business unit within Magna, operating through wholly-owned subsidiaries, between August 1998 and January 1999. Upon completion of the spin-off of MID (the "Spin-Off Transactions"), MID's real estate assets will be comprised of income-producing properties, properties under development, properties held for development and properties held for sale. MID's income-producing property portfolio will include 106 industrial and commercial properties located in Canada, the United States, Mexico and Europe, representing approximately 24.4 million square feet of leaseable area with an aggregate net book value of $978.0 million at March 31, 2003. This portfolio will represent approximately 92% of the net book value of MID's real estate assets. Members of the Magna group are MID's primary tenants and currently provide in excess of 99% of the annual real estate revenue generated by its income-producing properties. MID expects to develop or acquire additional income-producing properties in the future, some of which may be leased by parties other than the Magna group. As at March 31, 2003, MID also had development properties with a net book value of $82.9 million and three properties held for sale with a net book value of $4.1 million.

        Upon completion of the Spin-Off Transactions, MID will also hold Magna's controlling investment in Magna Entertainment Corp. ("MEC"), a publicly traded company. This investment consists of 58,466,056 shares of MEC Class B Stock and 4,362,328 shares of MEC Class A Subordinate Voting Stock, representing approximately 96% of the total voting power of its outstanding stock and approximately 59% of the total equity interests in MEC. MEC is North America's number one owner and operator of horse racetracks, based on revenues, and one of the world's leading suppliers, via simulcasting, of live racing content to the growing inter-track, off-track and account wagering markets. MEC has substantial real estate holdings in excess of that needed to support its operations, located primarily in the vicinity of its racetracks in the United States and Canada, totalling 314 acres with a net book value of $100.9 million as of March 31, 2003.

Description of the Spin-Off Transactions

        The Spin-Off Transactions include the following principal steps:

  •
  certain properties and subsidiaries currently held by the Magna group will be transferred to MID or its subsidiaries;

  •
  Magna will make equity contributions to MID in order to allow it to repay intercorporate indebtedness to Magna as at June 30, 2003;

  •
  MID's predecessor company will amalgamate with certain affiliates under the Business Corporations Act (Ontario) to continue as MID, as a result of which MID will own, directly or indirectly, all of Magna's holdings in MEC;

  •
  MID's articles of amalgamation will provide for a share structure which largely mirrors Magna's, such that MID will have Class A Subordinate Voting Shares and Class B Shares with substantially the same relative ownership and voting rights as the Magna Class A Subordinate Voting Shares and Magna Class B Shares, together with an authorized class of Preference Shares;

  •
  Magna will increase the stated capital of the Magna Class B Shares by a transfer from retained earnings so that the stated capital and the paid-up capital of the Magna Class B Shares are not less than the fair market value of MID's Class B Shares to be received by holders of Magna Class B Shares (plus cash in lieu of fractional shares) in the spin-off; and

  •
  Magna will reduce the stated capital of the Magna Class B Shares and distribute all of MID's outstanding Class B Shares to holders of Magna Class B Shares. Magna will then reduce the stated capital of the Magna Class A Subordinate Voting Shares and distribute all of MID's outstanding Class A Subordinate Voting Shares to holders of Magna Class A Subordinate Voting Shares. The increase in stated capital of the Magna Class B Shares described above, the distribution of MID Class B Shares by way of a reduction in the stated capital of the Magna Class B Shares and the distribution of MID Class A Subordinate Voting Shares by way of a reduction in the stated capital of the Magna Class A Subordinate Voting Shares are collectively referred to as the "Distributions". Because MID's capital structure mirrors Magna's capital structure, the distributions of the MID Class A Subordinate Voting Shares and the MID Class B Shares will be made on a pro rata basis that preserves in MID the relative ownership and voting rights of the Magna shareholders as of 5:00 p.m. (Toronto time) on the record date for the Distributions (the "Distribution Record Date"). Each holder of Magna Class A Subordinate Voting Shares will receive one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares held as of such time on the Distribution Record Date and each holder of Magna Class B Shares will receive one MID Class B Share for every two Magna Class B Shares held as of such time on the Distribution Record Date.

        No fractional MID shares will be issued and Magna shareholders will receive cash equal to the fair market value of any fractional shares to which they would otherwise be entitled. Magna intends to determine the fair market value of MID Class A Subordinate Voting Shares on the basis of the weighted average trading price for the five days of trading in the "if, as and when issued" market for MID Class A Subordinate Voting Shares on the Toronto Stock Exchange ("TSX") immediately prior to, and including, the Distribution Record Date. Magna intends to determine the fair market value of MID Class B Shares on the basis of the higher of the weighted average trading price for the five days of trading in the "if, as and when issued" market on the TSX for (i) the MID Class B Shares and (ii) the MID Class A Subordinate Voting Shares, each immediately prior to and including the Distribution Record Date.

        Immediately following the amalgamation forming MID, MID's issued shares will consist of a number of MID Class A Subordinate Voting Shares and MID Class B Shares equal to one-half of the number of Magna Class A Subordinate Voting Shares and Magna Class B Shares, respectively, then outstanding. Although Magna intends to distribute virtually all such MID Class A Subordinate Voting Shares and MID Class B Shares, Magna may be left with a minimal shareholding in MID representing the aggregate of all MID shares for which Magna shareholders will receive cash in lieu of fractional shares. Any MID Class A Subordinate Voting Shares and MID Class B Shares held by Magna after completing the distributions and paying cash in lieu of fractional shares will be donated by Magna to MID for cancellation and for no consideration.

        The Distribution Record Date is currently expected to be August 29, 2003.The increase in stated capital of the Magna Class B Shares, the distribution of MID Class B Shares by way of a reduction in the stated capital of the Magna Class B Shares and the distribution of MID Class A Subordinate Voting Shares by way of a reduction in the stated capital of the Magna Class A Subordinate Voting Shares comprising the Distributions will occur in succession commencing at 5:01 p.m. on the Distribution Record Date. Definitive share certificates representing the MID shares will be delivered to the registered holders entitled thereto as soon as reasonably practicable after the Distribution Record Date.

        The board of directors of the Corporation (the "Board") may, in its discretion, at any time prior to the Distribution Record Date, determine not to proceed with the Distributions even though the Magna shareholders have approved the Special Resolution.

VOTE REQUIRED

        The Special Resolution is in respect of three separate corporate actions, but will be subject to a single vote since the approval threshold for each action is the same and since the corporate actions are interdependent. In order to be effective, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class voting separately. In addition, the Special Resolution must be approved by at least two-thirds of the votes cast by holders of all Magna Class A Subordinate Voting Shares and Magna Class B Shares combined, with holders of Magna Class A Subordinate Voting Shares entitled to cast one vote per Magna Class A Subordinate Voting Share and holders of Magna Class B Shares entitled to cast 500 votes per Magna Class B Share.

BACKGROUND TO THE SPIN-OFF TRANSACTIONS

        On July 7, 2003, following extensive review of the proposed terms of the Spin-Off Transactions and various alternative structures, the Corporation publicly announced its intention to complete the spin-off of MID to holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, subject to shareholder approval. In January 2003, when management raised the possible spin-off of MID for consideration by the Board, the Board established a special committee (the "Special Committee") of directors to consider the proposal. The Special Committee comprised Royden Richardson (Chair), Michael Harris, Karlheinz Muhr, Donald Resnick and Franz Vranitzky, each of whom was considered by the Board to be an "unrelated" director and independent of Magna's management and controlling shareholder.

        The Special Committee's mandate was to review and make recommendations to the Board as to whether or not, and as to the appropriate terms and conditions under which, to complete the proposed spin-off. In carrying out its mandate, the Special Committee was authorized to retain its own advisors, including legal and financial advisors. The Special Committee subsequently retained Stikeman Elliott LLP ("Stikemans") to act as its legal advisor and retained CIBC World Markets Inc. ("CIBC World Markets") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as independent financial advisors to the Special Committee and to provide their opinions as to the fairness of the Distributions, from a financial point of view, to the shareholders of the Corporation. Based on factual representations from CIBC World Markets and Merrill Lynch as to their expertise to undertake their respective engagements and their existing and historical business relationship with the Corporation, the Special Committee determined each of CIBC World Markets and Merrill Lynch to be qualified and independent.

        The Special Committee met on 11 occasions in the course of its review and consideration of management's proposals. At the request of the Special Committee, representatives of CIBC World Markets and Merrill Lynch as well as members of management of the Corporation made presentations to the Special Committee concerning issues relevant to the Special Committee's deliberations. The Special Committee and its legal counsel also met independently of members of management of the Corporation.

        In determining whether to recommend to the Board that it approve the Spin-Off Transactions and seek shareholder approval of the Special Resolution, the Special Committee considered, among other things:

  •
  the expected benefits of the Spin-Off Transactions to the Corporation and its shareholders described under "Reasons for the Spin-Off Transactions" below;

  •
  the independent financial advice received from CIBC World Markets and Merrill Lynch and their respective opinions that the Distributions are fair, from a financial point of view, to the Corporation's shareholders, with each class being considered separately;

  •
  the capital structure of MID and the structure of the Spin-Off Transactions described under "The Spin-Off Transactions" above;

  •
  the growth potential and future prospects of MID as a separate public company and as a wholly-owned group of Magna, as well as the risks associated with each of these options, including those described in the accompanying MID Preliminary Prospectus under the heading "Risk Factors";

  •
  advice from and consultations with Stikemans as well as the Corporation's management and Canadian and United States legal counsel relating to the Spin-Off Transactions;

  •
  the Forbearance Agreement dated as of February 8, 2000, between the Corporation and MEC, which restricts the Corporation's ability to make further debt or equity investments in, or otherwise give assistance to, MEC until June 1, 2006, including the fact that MID will not be subject to that agreement upon completion of the Spin-Off Transactions because MID will no longer be controlled by Magna;

  •
  the procedure by which the Spin-Off Transactions will be approved, including Special Committee review of such transactions, Board approval and shareholder approval of the Special Resolution by class vote;

  •
  the principal tax consequences of the Distributions to the Corporation's shareholders, as described under "Tax Consequences of the Distributions", as well as the fact that no material adverse tax consequences to the Corporation are expected;

  •
  the principal accounting consequences of the Distributions to the Corporation, as described in the unaudited pro forma consolidated financial statements of Magna attached as Appendix B;

  •
  the views of the Stronach Trust, the Corporation's controlling shareholder, including the fact that it supports the Spin-Off Transactions; and

  •
  the risk to the Magna group of no longer owning the real estate used in its automotive business, but rather leasing such real estate from a separate public company not controlled by the Corporation, which risk is mitigated by the terms of the long-term leases with MID as described in the MID Preliminary Prospectus.

        The Special Committee made its final recommendation to the Board on July 7, 2003. Having regard to the matters referred to above and to other factors that the Special Committee considered appropriate, the Special Committee advised the Board that, in its view, the Spin-Off Transactions are in the best interests of Magna and all its shareholders.

The Special Committee's Recommendation to the Board
The Special Committee unanimously recommended to the Board that it approve the Spin-Off Transactions and recommend to the holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares that they vote in favour of the Special Resolution.

APPROVAL/RECOMMENDATION OF THE BOARD

        The Board initially considered management's proposal to spin-off MID and created the Special Committee to consider the Spin-Off Transactions at its meeting on January 7, 2003. The Board subsequently received updates from the Special Committee and had discussions concerning the Spin-Off Transactions on several occasions. On July 7, 2003, the Board met to receive the recommendations of the Special Committee and consider whether to approve the Spin-Off Transactions. The Board reviewed the terms and proposed structure of the Spin-Off Transactions and, after due consideration, concluded that the Spin-Off Transactions are in the best interests of the Corporation and its shareholders. Accordingly, the Board approved the Spin-Off Transactions and authorized the submission of the Special Resolution to the shareholders of the Corporation for their approval as required under applicable law. In arriving at its conclusions with respect to these matters, the Board considered, among other things, the unanimous recommendation of the Special Committee and the factors considered by the Special Committee listed under "Background to the Spin-Off Transactions" above. The resolution of the Board approving the Spin-Off Transactions was passed unanimously by all directors voting thereon, with Ms. Stronach and Mr. Stronach abstaining from voting.

The Board's Recommendation to Magna Shareholders
The Board of Directors of the Corporation unanimously recommends to the holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares that they vote in favour of the Special Resolution.

REASONS FOR THE SPIN-OFF TRANSACTIONS

        Magna believes that the Spin-Off Transactions will result in a number of benefits, including those described below.

        Enhancing Shareholder Value.    Magna expects that the Spin-Off Transactions will enhance shareholder value in a number of ways, including by:

  •
  Unlocking Value. Management believes that the value of Magna's real estate business and investment in MEC are not fully reflected in the trading price of Magna's shares. By distributing these assets to shareholders in the form of publicly traded MID shares, management expects to unlock the unrecognized value of these assets and place it directly into the hands of Magna shareholders.

  •
  Improving Magna's Returns. Separating the lower-return MID and MEC assets from Magna's core automotive holdings is expected to increase Magna's return on assets and return on shareholders' equity.

  •
  Simplifying the Valuation of Magna. With the spin-off of MID, including Magna's investment in MEC, management expects that Magna will enjoy a valuation more reflective of its strong automotive operating and financial performance.

        Exploiting MID's Real Estate Experience.    The Spin-Off Transactions are expected to immediately create the fourth largest publicly held commercial real estate company in Canada by equity capitalization, with the ability to build on its significant expertise and relationships.

        Traditional Spin-Off Benefits.    MID will be positioned to achieve the type of benefits enjoyed by Magna's previous spin-offs, such as further motivating management and employees to grow their business profitably, enhancing their focus on shareholder value and increasing MID's access to capital through the public markets.

IMPACT OF THE SPIN-OFF TRANSACTIONS ON MAGNA

        Although MID is under common control with the operating units of the Magna group which are its tenants, all of Magna's operating units, including MID, operate as autonomous profit centres, with the compensation of the senior management of each unit generally tied to the profitability of that unit. Accordingly, management believes that all negotiations between MID and Magna's operating groups which are tenants of MID have been conducted on an arm's length basis and that the existing leases are on normal commercial terms. These leases generally feature a number of protections for the automotive tenant, including:

  •
  long lease terms;

  •
  built-in tenant renewal options tied either to market rental rates or to inflation;

  •
  in the case of certain key properties, rights of first refusal in favour of the tenant; and

  •
  for most key manufacturing facilities, the combined term (including renewal options) exceeds 20 years, thus providing security for the automotive tenant.

        On completion of the Spin-Off Transactions, MID will be a separate public company that will not be controlled by Magna. Since MID has no contractual right to future business from Magna, MID will have to continue to provide its real estate development services on a competitive basis in order to secure continued business from Magna. All future transactions between Magna's automotive groups and MID will be on terms approved by the independent directors of their respective boards of directors. This could take the form of guidelines, in the case of lease rollovers and other non-material transactions, or specific approvals in the case of material transactions such as significant new development projects.

        The Spin-Off Transactions are expected to have the following financial impact on Magna:

  •
  a reduction in Magna's March 31, 2003 pro forma real estate assets of approximately $1.8 billion and in Magna's March 31, 2003 pro forma shareholders' equity of approximately $1.5 billion, of which any excess of Magna's carrying value of the distributed assets over their fair values on the Distribution Record Date will be recorded as an impairment charge against earnings and the balance will be a direct charge against shareholders' equity as discussed in Note 2(a)(vii) to the unaudited pro forma consolidated financial statements of Magna attached as Appendix B to this Circular;

  •
  approximately $268 million of real estate will remain within Magna, a majority of which will be held by Magna's publicly traded subsidiaries;

  •
  a reduction in Magna's pro forma diluted earnings before income taxes, depreciation and amortization from operations excluding impairment charges ("EBITDA" — see Appendix C) for the 12 months ended March 31, 2003 by approximately $87 million from approximately $1.449 billion to approximately $1.362 billion since MID and MEC's EBITDA will no longer be included in Magna's consolidated results;

  •
  Magna's net income from operations excluding impairment charges (see Appendix C) will be reduced by approximately $32 million and diluted earnings per share from operations excluding impairment charges will be reduced by $0.36 per share, in each case on a pro forma basis for the 12 months ended March 31, 2003;

  •
  an estimated reduction in Magna's earnings per share from operations excluding impairment charges of approximately $0.15 for the balance of 2003; and

  •
  an improvement in Magna's pro forma return on funds employed from operations excluding impairment charges ("ROFE") for the 12 months ended March 31, 2003 from 17.9% to 25.6% and an improvement in Magna's pro forma return on equity ("ROE") excluding other income and impairment charges for the 12 months ended March 31, 2003 from 11.6% to 14.7%.

        In addition, management believes that the Spin-Off Transactions should create the potential for expansion of Magna's trading multiple reflecting its simplified valuation and its higher ROE and ROFE. Upon completion of the Spin-Off Transactions, Magna will continue to have a strong balance sheet, with pro forma cash of approximately $1.4 billion and a pro-forma debt to capitalization ratio of 11% as at March 31, 2003. This balance sheet strength will provide Magna with the flexibility to capitalize on future growth opportunities.

        Please refer to Appendix C to this Circular for a reconciliation to Canadian GAAP of certain non-GAAP measures used in this Circular.

FINANCIAL INFORMATION

        To assist the Corporation's shareholders in assessing the Spin-Off Transactions and their impact on the Corporation, the unaudited pro forma consolidated balance sheet of Magna as at March 31, 2003 and the unaudited pro forma consolidated statements of income for the three-month periods ended March 31, 2003 and 2002 and for the year ended December 31, 2002, all of which give effect to the Spin-Off Transactions, are included as Appendix B to this Circular.

        Shareholders should refer to the following financial statements of the Corporation which are incorporated by reference in this Circular: (i) the audited consolidated financial statements for the year ended December 31, 2002 contained in the Corporation's 2002 Annual Report to Shareholders; (ii) the unaudited interim consolidated financial statements for the three months ended March 31, 2003; (iii) the unaudited interim consolidated financial statements United States GAAP disclosures for the quarters ended March 31, 2003 and March 31, 2002, filed with the U.S. Securities and Exchange Commission on Form 6-K on June 23, 2003 and filed with Canadian securities regulators on the same date; and (iv) the unaudited pro forma consolidated financial statements as at March 31, 2003, for the three-month periods ended March 31, 2003 and 2002 and for the year ended December 31, 2002. Copies of such financial statements may be obtained from the Corporation in the manner described under the heading "Documents Incorporated by Reference" below. In addition, such financial statements can be obtained in electronic format from the Corporation's website (www.magna.com) or the website of the Canadian Securities Administrators (www.sedar.com).

THE SPECIAL RESOLUTION

        At the Special Meeting, holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares will be asked to approve the Special Resolution authorizing the spin-off of MID, to be effected by way of the Distributions, which consist of the following:

  •
  increasing the stated capital account of the Magna Class B Shares by a transfer from retained earnings of the amount by which the aggregate fair market value of the MID Class B Shares (plus cash in lieu of any fractional MID Class B Shares) to be received by the holders of Magna's Class B Shares, determined at the time of the distribution of such MID Class B Shares, exceeds the paid-up capital of Magna's Class B Shares within the meaning of the Income Tax Act (Canada) immediately before the time of the stated capital increase;

  •
  reducing the stated capital of the Magna Class B Shares by an amount equal to the aggregate fair market value of the MID Class B Shares (plus cash in lieu of any fractional MID Class B Shares) to be received by the holders of Magna's Class B Shares, determined at the time of the distribution of such MID Class B Shares; and

  •
  reducing the stated capital of the Magna Class A Subordinate Voting Shares by an amount equal to the aggregate fair market value of the MID Class A Subordinate Voting Shares (plus cash in lieu of any fractional MID Class A Subordinate Voting Shares) to be received by the holders of Magna's Class A Subordinate Voting Shares, determined at the time of the distribution of such MID Class A Subordinate Voting Shares.

        If approved, the Distributions will be effected in the order specified above commencing at 5:01 p.m. on the Distribution Record Date. The Board will proceed with the Distributions only if the Special Resolution is approved by Magna's shareholders and all of the Spin-Off Transactions are effected.

        The text of the Special Resolution is attached as Appendix A to this Circular. For the purpose of quantifying the amount of the increase in the stated capital of the Magna Class B Shares and the amount of the reduction in the stated capital of the Magna Class B Shares, the Corporation intends to determine the fair market value of the MID Class B Shares on the basis of the higher of the weighted average trading price of: (i) the MID Class B Shares and (ii) the MID Class A Subordinate Voting Shares, each on the TSX for the five days of trading in the "if, as and when issued" market immediately prior to, and including, the Distribution

Record Date. For the purpose of quantifying the amount of the reduction in the stated capital of the Magna Class A Subordinate Voting Shares, the Corporation intends to determine the fair market value of the MID Class A Subordinate Voting Shares on the basis of the weighted average trading price for the five days of trading in the "if, as and when issued" market for MID Class A Subordinate Voting Shares on the TSX immediately prior to, and including, the Distribution Record Date.

        The spin-off is to be effected by way of returns of stated capital to allow the Corporation to distribute MID Class A Subordinate Voting Shares to holders of Magna Class A Subordinate Voting Shares and MID Class B Shares to holders of Magna Class B Shares, on a pro rata basis that preserves in MID the relative ownership and voting rights of holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares as of the Distribution Record Date. The stated capital account maintained for the Magna Class B Shares is currently insufficient to permit the distribution of MID Class B Shares as a return of stated capital and thus the increase in the stated capital account for the Magna Class B Shares is necessary.

        No fractional MID shares will be issued and Magna shareholders will receive cash equal to the fair market value of any fractional shares to which they would otherwise be entitled. Magna intends to determine the fair market value of MID Class A Subordinate Voting Shares on the basis of the weighted average trading price of the MID Class A Subordinate Voting Shares for the five days of trading in the "if, as and when issued" market on the TSX immediately prior to, and including, the Distribution Record Date. Magna intends to determine the fair market value of MID Class B Shares on the basis of the higher of the weighted average trading price for the five days of trading in the "if, as and when issued" market on the TSX for (i) the MID Class B Shares and (ii) the MID Class A Subordinate Voting Shares, each immediately prior to and including the Distribution Record Date.

        The holders of MID Class A Subordinate Voting Shares are entitled to one vote per MID Class A Subordinate Voting Share held, together with the holders of MID Class B Shares which are entitled to 500 votes per MID Class B Share held, at all meetings of MID shareholders other than meetings or matters in respect of which only holders of a specified class or series of shares are entitled to vote separately as a class or series. Under applicable Canadian law, an offer to purchase MID Class B Shares would not necessarily result in an offer to purchase MID Class A Subordinate Voting Shares. MID's articles of amalgamation provide that MID Class A Subordinate Voting Shares will be convertible into MID Class B Shares on a one-for-one basis, at the option of the holder, upon an offer being made for MID Class B Shares where: (i) by reason of applicable securities legislation or stock exchange requirements, the offer must be made to all holders of MID Class B Shares; and (ii) no equivalent offer is made for MID's Class A Subordinate Voting Shares; for the purpose of allowing the holders of MID Class A Subordinate Voting Shares to tender into such offer.

        The Corporation does not have reasonable grounds for believing that, after giving effect to the reduction in the stated capital accounts of either the Magna Class A Subordinate Voting Shares or the Magna Class B Shares as contemplated by the Special Resolution, the Corporation will be unable to pay its liabilities as they become due or that the realizable value of the Corporation's assets will be less than the aggregate of the Corporation's liabilities.

        Assuming completion of the Distributions, the Stronach Trust will control both the Corporation and MID through its indirect ownership of Magna Class B Shares and MID Class B Shares representing approximately 66.3% of the voting power of the Magna Class B Shares and MID Class B Shares and approximately 56.5% of the aggregate voting power of all the shares of each of the Corporation and MID. As a result, the Stronach Trust will be able to elect all the directors of both the Corporation and MID. On completion of the Distributions, a majority of the Corporation's real estate will be leased from MID. While the leases between the Corporation's automotive groups and MID were intended to reflect arm's length commercial terms that independent parties would have reached, there is a risk that any decisions or actions taken by either the Corporation or MID regarding these leases (including with respect to renewals, amendments, disputes or enforcement proceedings) may not be the same as if the Corporation and MID operated on an arm's length basis due to the fact that the Corporation and MID will, on completion of the Distributions, be under the common control of the Stronach Trust. This risk has been mitigated by the fact that existing leases are typically locked-in for long terms and, in the case of key properties, have built-in renewal options and rights of first refusal for the protection of the tenant. In addition, all future transactions between the Corporation's automotive groups and MID will be on terms approved by the independent directors of their respective boards as discussed under "Impact of the Spin-Off Transactions on Magna".

FAIRNESS OPINIONS

        By letter agreements dated as of January 21, 2003, the Special Committee selected, and Magna retained on behalf of the Special Committee, CIBC World Markets and Merrill Lynch to act as financial advisors to the Special Committee and the Board in connection with the Spin-Off Transactions. Pursuant to these engagement agreements, the Special Committee requested that CIBC World Markets and Merrill Lynch each prepare and deliver an opinion as to the fairness, from a financial point of view, of the Distributions to the holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class being considered separately. The terms of the engagement agreements provide for the payment of fees that are not contingent on completion of the Spin-Off Transactions and for reimbursement of reasonable out-of-pocket expenses. In addition, each of CIBC World Markets and Merrill Lynch is to be indemnified by Magna on customary terms in respect of certain liabilities which may be incurred by it with respect to the Spin-Off Transactions.

        The fairness opinions of CIBC World Markets and Merrill Lynch are reproduced in their entirety as Appendix D and Appendix E, respectively, to this Circular. The fairness opinions of CIBC World Markets and Merrill Lynch are subject to the assumptions, explanations and qualifications contained therein. These opinions should be read carefully in their entirety. Neither CIBC World Markets nor Merrill Lynch was asked to prepare, nor did either financial advisor prepare, a formal valuation or appraisal of Magna, MEC or MID or any of their respective assets or securities and the fairness opinions should not be construed as such.

        Based upon and subject to the assumptions, explanations and qualifications contained in their respective opinions and such other matters as CIBC World Markets and Merrill Lynch each considered relevant, each of CIBC World Markets and Merrill Lynch is of the opinion, as of the date of its fairness opinion, that the Distributions are fair, from a financial point of view, to the holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class being considered separately.

REGULATORY MATTERS

  Canadian Securities Laws

        The Distributions of the MID Class A Subordinate Voting Shares and MID Class B Shares are being qualified under a prospectus in each province and territory of Canada. The MID Preliminary Prospectus in respect of such Distributions accompanies, and is incorporated by reference into, this Circular. Following approval of the Special Resolution, a final prospectus in respect of such Distributions will be filed with securities regulators in each province and territory of Canada. A copy of the final prospectus will be mailed to holders of record of Magna Class A Subordinate Voting Shares and Magna Class B Shares as soon as reasonably practicable after the Distribution Record Date, together with the certificates evidencing the MID shares that such shareholders are entitled to receive in connection with the Spin-Off Transactions.

  United States Securities Laws

        The MID Class A Subordinate Voting Shares to be distributed in the Spin-Off Transactions will be registered under the United States Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The MID Class B Shares will not be registered under the Securities Exchange Act. See "Additional Information" in the accompanying MID Preliminary Prospectus.

  Stock Exchange Matters

        Stock Exchange Listings.    The Magna Class A Subordinate Voting Shares and Magna Class B Shares are listed and posted for trading on the TSX and the Magna Class A Subordinate Voting Shares are listed and posted for trading on the New York Stock Exchange ("NYSE"). The Corporation has applied to the TSX to list the MID Class A Subordinate Voting Shares and MID Class B Shares, effective as of the Distribution Record Date. The Corporation has also applied to the NYSE for the listing of the MID Class A Subordinate Voting Shares, effective as of the Distribution Record Date.

        "If, As and When Issued" Trading of MID Shares.    It is expected that the MID Class A Subordinate Voting Shares will trade on the TSX and NYSE, and the MID Class B Shares will trade on the TSX, on an "if, as and when issued" basis from the first trading day following shareholder approval of the Special Resolution to and including the Distribution Record Date. Trading on the TSX is subject to the issuance of a receipt by the Canadian securities regulatory authorities for the final prospectus qualifying the distribution of the MID shares.

        "Ex-Distribution" Trading on the TSX.    Magna Class A Subordinate Voting Shares and Magna Class B Shares will commence trading on the TSX without the accompanying entitlement to receive any MID Class A Subordinate Voting Shares or MID Class B Shares to be distributed in the Distributions commencing on the date which is two trading days prior to the Distribution Record Date (the "Ex-Distribution Date"). As a result, holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares who sell their shares through the TSX at any time before the Ex-Distribution Date will also be selling the related right to receive the MID Class A Subordinate Voting Shares or MID Class B Shares, as applicable, that will be distributed in the Distributions.

        Pre-Distribution Trading on the NYSE.    From the day immediately following shareholder approval of the Special Resolution to and including the Distribution Record Date, there will be two markets in Magna Class A Subordinate Voting Shares on the NYSE, a regular trading market and an ex-distribution market. Magna Class A Subordinate Voting Shares that trade on the regular NYSE trading market will carry an entitlement to shares of MID Class A Subordinate Voting Shares distributed pursuant to the spin-off. Magna Class A Subordinate Voting Shares that trade on the ex-distribution market will trade without an entitlement to shares of MID Class A Subordinate Voting Shares to be distributed pursuant to the spin-off. After the Distribution Record Date, Magna Class A Subordinate Voting Shares will trade solely in the regular market without any entitlement to shares of MID Class A Subordinate Voting Shares distributed pursuant to the spin-off.

TAX CONSEQUENCES OF THE DISTRIBUTIONS

        The following summaries are of a general nature only and are not intended to be, nor should they be construed to be, legal or tax advice to any particular shareholder. Accordingly, shareholders are advised to consult their own tax advisors concerning the income tax consequences to them.

Material Canadian Federal Income Tax Considerations

        The following is, as of the date hereof, a summary of the principal Canadian federal income tax consequences generally applicable under the Income Tax Act (Canada) (referred to in this Circular as the "Canadian Tax Act") of the Distributions.

        This summary is applicable to a shareholder who, for the purposes of the Canadian Tax Act, (1) deals at arm's length and is not affiliated with MID or Magna, and (2) holds Magna Class A Subordinate Voting Shares, Magna Class B Shares, MID Class A Subordinate Voting Shares and MID Class B Shares as capital property. Magna Class A Subordinate Voting Shares, Magna Class B Shares, MID Class A Subordinate Voting Shares and MID Class B Shares will generally constitute capital property to a holder unless those shares are held in the course of carrying on a business of buying and selling shares or those shares have been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian-resident shareholders for whom the Magna Class A Subordinate Voting Shares, Magna Class B Shares, MID Class A Subordinate Voting Shares or MID Class B Shares, as the case may be, might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Canadian Tax Act to have those shares, and any other "Canadian securities" (as defined in the Canadian Tax Act) owned by that shareholder in the taxation year in which the election is made and all subsequent taxation years, be deemed to be capital property. This summary is not applicable to a shareholder that is a "financial institution" or a "specified financial institution", or a shareholder an interest in which is a "tax shelter investment" (all as defined in the Canadian Tax Act). This summary does not address the Income Tax Application Rules, applicable to Magna shareholders who have held their Magna shares continuously since December 31, 1971 (or are deemed to have done so under those rules), and those holders should consult their own tax advisors.

        This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, and Magna's understanding of the current administrative and assessing practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary also takes into account all specific proposals to amend the Canadian Tax Act and regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date of this Circular and assumes that they will be enacted substantially as proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by legislative, governmental or judicial action or interpretation, nor does it take into account provincial, territorial or foreign income tax considerations. An advance income tax ruling confirming some of the tax consequences under the Canadian Tax Act of the distributions of MID Class A Subordinate Voting Shares and MID Class B Shares that occur as part of the Spin-Off Transactions has been obtained from the CCRA.

        Shareholders should consult with their own tax advisors for advice regarding the income tax considerations applicable to them, having regard to their particular circumstances.

  Shareholders Resident in Canada

        This portion of the summary is applicable to a shareholder who at all relevant times, for purposes of the Canadian Tax Act and any applicable tax treaty, is or is deemed to be resident in Canada.

  Increase of Stated Capital of Magna Class B Shares

        A holder of a Magna Class B Share will be deemed to receive a dividend in the amount by which the stated capital of that Magna Class B Share is increased. The tax consequences of such a dividend are generally as described below under the heading "Dividends", and the holder will add the amount of the dividend to the holder's adjusted cost base of that Magna Class B Share. Magna Class B shareholders will be advised as to Magna's calculation of the amount of the dividend following the Distribution Record Date. The amount of the stated capital increase per Magna Class B Share (and hence the per-share amount of the dividend) will be equal to the excess of the fair market value of one-half of one MID Class B Share over the per-share paid-up capital of the Magna Class B Shares (before the increase in stated capital) on the Distribution Record Date. For this purpose, Magna currently intends to determine the fair market value of MID's Class B Shares on the basis of the higher of the weighted-average trading price of: (i) MID's Class B Shares and (ii) MID's Class A Subordinate Voting Shares, in each case on the TSX for the five days of trading in the "if, as and when issued" market immediately prior to and including the Distribution Record Date. Any determination of value by Magna is not binding on the CCRA or on any of MID's shareholders.

  Distributions — Reductions of Stated Capital

        On the distributions of MID Class A Subordinate Voting Shares and MID Class B Shares that occur as part of the Spin-Off Transactions, a holder of Magna Class A Subordinate Voting Shares or Magna Class B Shares will be considered to have received a dividend only to the extent (if any) that the fair market value of the MID Class A Subordinate Voting Shares or the MID Class B Shares (respectively) so received (plus any cash received in lieu of a fractional share) exceeds the amount of the stated capital reduction in respect of the holder's Magna Class A Subordinate Voting Shares or Magna Class B Shares (respectively). Magna does not expect that these distributions will result in a holder of Magna Class A Subordinate Voting Shares or Magna Class B Shares being deemed to receive a dividend. Under the CCRA's administrative policy (confirmation of which has been obtained from the CCRA in an advance income tax ruling), the holder will be considered to have acquired such MID Class A Subordinate Voting Shares or MID Class B Shares, as the case may be, at a cost equal to their respective fair market values.

        The sum of the fair market value of the MID Class A Subordinate Voting Shares or the MID Class B Shares received by the holder plus any cash received in lieu of a fractional share (other than any portion of that sum deemed to be a dividend as described in the preceding paragraph) will be subtracted from the holder's adjusted cost base (and paid-up capital) of their Magna Class A Subordinate Voting Shares or Magna Class B Shares (respectively). To the extent that the revised adjusted cost base would otherwise be a negative amount, the holder will be deemed to have realized a capital gain from the disposition, at that time, of the holder's Magna Class A Subordinate Voting Shares or Magna Class B Shares, as the case may be, and the adjusted cost base of the holder's Magna Class A Subordinate Voting Shares or Magna Class B Shares, as the case may be, will then be nil. The tax consequences of any such capital gain are generally as described below under the heading "Capital Gains and Capital Losses".

        For these purposes, Magna shareholders will be advised following the Distribution Record Date as to Magna's calculation of the fair market value of one MID Class A Subordinate Voting Share and one MID Class B Share. Magna currently intends to determine the fair market value of MID's Class A Subordinate Voting Shares on the basis of the weighted-average trading price of those shares on the TSX for the five days of trading in the "if, as and when issued" market immediately prior to and including the Distribution Record Date. With respect to the fair market value of MID's Class B Shares, see above under "Increase of Stated Capital of Magna Class B Shares". Any determination of value by Magna is not binding on the CCRA or any of MID's shareholders.

  Holding and Disposing of MID Class A Subordinate Voting Shares and MID Class B Shares

        The tax consequences of dividends on MID Class A Subordinate Voting Shares or MID Class B Shares received by a holder of such shares are generally described below under the heading "Dividends".

        A disposition of MID Class A Subordinate Voting Share or MID Class B Shares will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of those shares immediately before the disposition. The tax consequences of such a capital gain or capital loss are generally as described below under the heading "Capital Gains and Capital Losses".

  Dividends

        Dividends received by individuals on MID Class A Subordinate Voting Shares or MID Class B Shares or deemed to be received by individuals on Magna Class B Shares will be included in income and will be subject to the normal gross-up and dividend tax-credit rules applicable to taxable dividends received by individuals from a corporation resident in Canada. Dividends received by a corporation on MID Class A Subordinate Voting Shares or MID Class B Shares or deemed to be received by a corporation on Magna Class B Shares will generally be included in computing the corporation's income as a dividend and will ordinarily be deductible in computing its taxable income. In some cases all or part of a dividend received or deemed to be received on a share by a corporation may be deemed to be a gain or proceeds of disposition on the share rather than a dividend, and corporations receiving dividends should consult their own tax advisors as to these circumstances.

        "Private corporations" (as defined in the Canadian Tax Act) and corporations controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received to the extent that such dividends are deductible in computing the corporation's taxable income. A shareholder that is a "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on dividends that are not deductible in computing taxable income.

  Capital Gains and Capital Losses

        On a disposition or deemed disposition of Magna Class A Subordinate Voting Shares, Magna Class B Shares, MID Class A Subordinate Voting Shares or MID Class B Shares, the holder will generally realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the holder's adjusted cost base of those shares. The holder will generally be required to include one-half of any such capital gain (a "taxable capital gain") in income, and may generally deduct one-half of any such capital loss (an "allowable capital loss") against taxable capital gains realized by the holder in the year of disposition. Allowable capital losses in excess of taxable capital gains for the year of disposition may generally be carried back up to three taxation years or forward indefinitely and deducted against taxable capital gains realized in such other years, to the extent and under the circumstances specified in the Canadian Tax Act.

        Where the holder is a corporation, the amount of any such capital loss may be reduced by the amount of dividends on the disposed-of shares received or deemed to be received by the holder, to the extent and in the circumstances set out in the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns shares. Holders to whom these rules may be relevant should consult their own tax advisors in this regard.

        A "Canadian-controlled private corporation" (as defined in the Canadian Tax Act) may be liable to pay an additional 6 2/3% refundable tax on its "aggregate investment income" for the year, which includes an amount in respect of taxable capital gains. Capital gains realized by an individual or a trust, other than certain specified trusts, may be subject to alternative minimum tax under the Canadian Tax Act.

  Conversion of MID Class B Shares

        A holder of MID Class B Shares who, pursuant to the terms and conditions of those shares, converts them into MID Class A Subordinate Voting Shares will generally be deemed not to have disposed of those MID Class B Shares, and therefore there will be no capital gain or loss realized on the conversion. The holder's cost of MID Class A Subordinate Voting Shares acquired on the conversion will be equal to the holder's adjusted cost base of those MID Class B Shares so converted, determined immediately prior to the conversion, which amount will be averaged with the adjusted cost base of any other MID Class A Subordinate Voting Shares held at that time by that holder as capital property.

  Shareholders Not Resident in Canada

        The following summary is generally applicable to a shareholder who at all relevant times, for purposes of the Canadian Tax Act and any applicable tax treaty, (1) is not (and is not deemed to be) resident in Canada, (2) does not use or hold (and is not deemed to use or hold) Magna Class A Subordinate Voting Shares, Magna Class B Shares, MID Class A Subordinate Voting Shares or MID Class B Shares in carrying on a business in Canada, and (3) does not hold Magna Class A Subordinate Voting Shares, Magna Class B Shares, MID Class A Subordinate Voting Shares or MID Class B Shares as "taxable Canadian property" (as defined in the Canadian Tax Act). Generally, Magna Class A Subordinate Voting Shares or Magna Class B Shares will not constitute taxable Canadian property to a holder at a particular time, provided that, (1) Magna Class A Subordinate Voting Shares or Magna Class B Shares (respectively) are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at that time, and (2) the holder, persons with whom the holder does not deal at arm's length, or the holder together with such persons, have not owned 25% or more of any class or series of Magna's shares at any time within the five years immediately preceding that time. Generally, MID Class A Subordinate Voting Shares or MID Class B Shares will not constitute taxable Canadian property to a holder at a particular time, provided that, (1) MID Class A Subordinate Voting Shares or MID Class B Shares (respectively) are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE) at that time, and (2) the holder, persons with whom the holder does not deal at arm's length, or the holder together with such persons, have not owned 25% or more of any class or series of MID's shares at any time within the five years immediately preceding that time. In either case, shares may also be deemed to constitute taxable Canadian property in certain circumstances under the Canadian Tax Act. Special rules not discussed in this summary may apply to an insurer carrying on an insurance business in Canada and elsewhere, and any such insurers should consult their own tax advisors.

  Increase in Stated Capital of Magna Class B Shares

        A holder of a Magna Class B Share will be deemed to receive a dividend in the amount by which the stated capital of that Magna Class B Share is increased. The tax consequences of such a dividend are generally as described below under the heading "Dividends". Magna Class B shareholders will be advised as to Magna's calculation of the amount of the dividend following the Distribution Record Date. The amount of the stated capital increase per Magna Class B Share (and hence the per-share amount of the dividend) will be equal to the excess of the fair market value of one-half of one MID Class B Share over the per-share paid-up capital of the Magna Class B Shares (before the increase in stated capital) on the Distribution Record Date. For this purpose, Magna currently intends to determine the fair market value of MID's Class B Shares on the basis of the higher of the weighted-average trading price of: (i) MID's Class B Shares and (ii) MID's Class A Subordinate Voting Shares, in each case on the TSX for the five days of trading in the "if, as and when issued" market immediately prior to and including the Distribution Record Date. Any determination of value by Magna is not binding on the CCRA or on any of MID's shareholders.

  Distributions — Reduction of Stated Capital

        On the distributions of MID Class A Subordinate Voting Shares and MID Class B Shares that occur as part of the Spin-Off Transactions, a holder of Magna Class A Subordinate Voting Shares or Magna Class B Shares will be considered to have received a dividend only to the extent (if any) that the fair market value of the MID Class A Subordinate Voting Shares or the MID Class B Shares (respectively) so received (plus any cash received in lieu of a fractional share) exceeds the amount of the stated capital reduction in respect of the holder's Magna Class A Subordinate Voting Shares or Magna Class B Shares (respectively). Magna does not expect that these distributions will result in a holder of Magna Class A Subordinate Voting Shares or Magna Class B Shares being deemed to receive a dividend.

  Holding and Disposing of MID Class A Subordinate Voting Shares and MID Class B Shares

        The tax consequences of dividends on MID Class A Subordinate Voting Shares or MID Class B Shares received by a holder of those shares are generally as described below under the heading "Dividends".

        On a disposition or deemed disposition of MID Class A Subordinate Voting Shares or MID Class B Shares, the holder will generally not be subject to income tax under the Canadian Tax Act.

  Dividends

        Dividends paid or credited on MID Class A Subordinate Voting Shares or MID Class B Shares or deemed to be paid or credited on Magna Class B Shares to a holder not resident in Canada will generally be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the holder is entitled under any applicable tax treaty between Canada and the country in which the holder is resident. Where the beneficial holder of the shares is a U.S. resident entitled to benefits under the Canada-U.S. Income Tax Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%.

  Conversion of MID Class B Shares

        The tax consequences to a shareholder who, pursuant to the terms and conditions of the MID Class B Shares, converts MID Class B Shares into MID Class A Subordinate Voting Shares will be the same as those described under the heading "Shareholders Resident in Canada — Conversion of MID Class B Shares".

  Eligibility For Investment

        Provided that the MID Class A Subordinate Voting Shares or the MID Class B Shares are listed on a prescribed stock exchange (which currently includes the TSX and the NYSE), the MID Class A Subordinate Voting Shares or the MID Class B Shares (respectively) will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, each as defined in the Canadian Tax Act. If, as expected, MID continues to have a substantial Canadian presence by virtue of satisfying the conditions set forth in subsection 206(1.1) of the Canadian Tax Act at the time that the MID Class A Subordinate Voting Shares and the MID Class B Shares are distributed (and at all relevant times thereafter), the MID Class A Subordinate Voting Shares and the MID Class B Shares will not constitute foreign property for registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered pension plans or other persons subject to tax under Part XI of the Canadian Tax Act.

Material United States Federal Income Tax Considerations

        The following summarizes the material U.S. federal income tax consequences applicable to (i) the Distributions and (ii) the ownership and disposition of MID shares, and is limited in its application to shareholders who are U.S. persons ("U.S. Shareholders") within the meaning of section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"). The discussion that follows is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. It deals only with shares held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding shares as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. Furthermore, this discussion does not purport to deal with persons who own, directly or indirectly, 10 percent or more of the total combined voting power of all classes of Magna stock entitled to vote or persons who own 10 percent or more in value of the outstanding stock of Magna. U.S. Shareholders should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the distribution, ownership and disposition of MID shares arising under the laws of Canada or any other taxing jurisdiction. For a summary description of the relevant consequences under the Canadian Tax Act, see "Material Canadian Federal Income Tax Considerations" above.

  Distributions of MID Class A Subordinate Voting Shares and Class B Shares

        It is expected that, prior to the Distributions, Sidley Austin Brown & Wood LLP, U.S. tax counsel to Magna (referred to as "U.S. tax counsel"), will issue an opinion to Magna to the effect that the Distributions should qualify as tax-free distributions for U.S. federal income tax purposes under section 368(a)(1)(D) and section 355 of the Code ("Section 355 Distributions"). U.S. tax counsel's opinion reflects the specific facts and circumstances of the Section 355 Distributions, including the fact that a single shareholder will retain voting control of both Magna and MID following the Section 355 Distributions. Although U.S. tax counsel is not aware of any specific legal authority that would prohibit a single shareholder from retaining voting control, U.S. tax counsel believes that a "should" level of opinion, which expresses a high degree of certainty but one not without doubt, reflects the specific facts and circumstances of the Section 355 Distributions. Magna currently intends to treat the Distributions as Section 355 Distributions and, unless otherwise stated, the following discussion is based upon the assumption that the Distributions qualify as Section 355 Distributions. The following U.S. federal income tax consequences will result from Distributions that qualify as Section 355 Distributions:

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, a U.S. Shareholder as a result of their receipt of MID shares in the Distributions (except with respect to any cash received in lieu of a fractional share);

  •
  a U.S. Shareholder must allocate the predistribution tax basis of his or her Magna shares between the Magna shares retained following the Distributions and the MID shares (including any fractional share deemed distributed and then repurchased for cash) received in the Distributions, in accordance with the relative fair market value of all such shares;

  •
  the holding period of the shares received by a U.S. Shareholder in the Distributions will include the holding period of the Magna shares with respect to which the shares will be distributed, provided that such Magna shares are held as capital assets on the Distribution Record Date; and

  •
  any cash in lieu of a fractional share will be treated as received in exchange for that fractional share interest, and gain or loss will be recognized for U.S. federal income tax purposes on receipt of such cash payment, measured by the difference between the amount of cash received and the basis of the fractional share interest. The gain or loss will be long-term capital gain or loss if the U.S. Shareholder's shares are considered to have been held for more than one year at the time of the Distributions.

        U.S. Treasury Regulations require each U.S. Shareholder to attach to his or her U.S. federal income tax return for the year of the Distributions a detailed statement setting forth data as may be appropriate in order to show the applicability of section 355 of the Code to the Distributions. Within a reasonable time after the Distributions, Magna will provide its U.S. Shareholders with the information necessary to comply with these requirements and information regarding the allocation of the tax basis as described above.

        The opinion of U.S. tax counsel will be counsel's best legal judgment, based upon certain assumptions and certain representations by MID, Magna and others, and will not be binding on the U.S. Internal Revenue Service or any court. In addition, no private letter ruling has been, or will be, sought from the U.S. Internal Revenue Service regarding the U.S. federal income tax consequences of the Distributions. As a result, no assurances can be given that the U.S. Internal Revenue Service or the courts will agree with the treatment described above. Accordingly, U.S. Shareholders are urged to consult their own tax advisors regarding the specific U.S. federal income tax consequences to them of the Distributions.

        If the Distributions do not qualify as Section 355 Distributions, a U.S. Shareholder generally will be treated as having received a distribution equal to the fair market value of the shares on the Distribution Record Date. The Distributions will be taxed as ordinary dividend income to the extent of Magna's current and accumulated earnings and profits, as determined for purposes of the Code. Thereafter, the Distributions will decrease (but not below zero) a U.S. Shareholder's tax basis in his or her Magna shares, and any remaining amount of the Distributions will be taxed as gain from the sale or exchange of Magna shares. Magna believes that it has a significant amount of current and accumulated earnings and profits. As a result, if the Distributions do not qualify as Section 355 Distributions, each of the Distributions will be treated as an ordinary taxable dividend to U.S. Shareholders. Based on advice of U.S. tax counsel, Magna believes that any dividend income should generally be treated as "qualifying dividend income", eligible for a 15 percent tax rate in the case of U.S. Shareholders who are individuals.

  Ownership and Disposition of MID Class A Subordinate Voting Shares and MID Class B Shares

  Receipt of Dividends

        For U.S. federal income tax purposes, a U.S. Shareholder generally will recognize, to the extent of MID's current and accumulated earnings and profits, ordinary income on the receipt of cash dividends on MID shares equal to the United States dollar value of such dividends on the date of receipt (with the value of the dividends computed before reduction for any Canadian withholding tax or other applicable Canadian tax paid). Thereafter, the dividend will decrease (but not below zero) a U.S. Shareholder's tax basis in MID shares, and any remaining amount of the distribution will be taxed as gain from the sale or exchange of MID shares. Based on advice of U.S. tax counsel, Magna believes that any dividend income should generally be treated as "qualifying dividend income", eligible for a 15 percent tax rate in the case of U.S. Shareholders who are individuals. Subject to the requirements and limitations imposed by the Code and the Treasury Regulations thereunder, a U.S. Shareholder may elect to claim any Canadian tax withheld or paid with respect to any dividends distributed on MID shares as a foreign tax credit against the U.S. federal income tax liability of the U.S. Shareholder. In addition, subject to certain limitations, U.S. Shareholders who do not elect to claim any foreign tax credit may claim a deduction for any Canadian tax withheld or paid with respect to MID shares. Dividends paid on MID shares will not be eligible for the dividends received deduction available in certain cases to United States corporations.

  Sale or Exchange of MID Shares

        Upon a sale or exchange of MID shares, a U.S. Shareholder will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Shareholder's tax basis in the shares so sold or exchanged. Any taxable gain or loss realized on a sale or exchange of MID shares generally will be capital gain or loss, and the capital gain or loss generally will be long-term capital gain or loss if the U.S. Shareholder has held MID shares for more than one year at the time of the sale or exchange.

        AS STATED ABOVE, U.S. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE DISTRIBUTION, OWNERSHIP AND DISPOSITION OF MID SHARES ARISING UNDER THE LAWS OF CANADA OR ANY OTHER TAXING JURISDICTION.

DOCUMENTS INCORPORATED BY REFERENCE

        Accompanying this Circular is the MID Preliminary Prospectus, which contains detailed information concerning the business and affairs of MID, including historical combined financial statements, as well as unaudited pro forma consolidated financial statements. The MID Preliminary Prospectus is incorporated by reference into, and forms an integral part of, this Circular. In addition, the following financial statements of the Corporation are incorporated by reference in this Circular: (i) the audited consolidated financial statements for the year ended December 31, 2002 contained in the Corporation's 2002 Annual Report to Shareholders; (ii) the unaudited interim consolidated financial statements for the three months ended March 31, 2003; (iii) the unaudited interim consolidated financial statements United States GAAP disclosures for the quarters ended March 31, 2003 and March 31, 2002, filed with the U.S. Securities and Exchange Commission on Form 6-K on June 23, 2003 and filed with Canadian securities regulators on the same date; and (iv) the unaudited pro forma consolidated financial statements as at March 31, 2003, for the three-month periods ended March 31, 2003 and 2002 and for the year ended December 31, 2002.

        The Corporation files an annual information form with the Ontario Securities Commission and, under a Form 40-F, with the United States Securities and Exchange Commission. A copy of the most recent annual information form, this Circular, the Annual Report containing the financial statements of the Corporation and Management's Discussion and Analysis of Results of Operations and Financial Condition in respect of the year ended December 31, 2002, as well as the First Quarter Report for the three months ended March 31, 2003, will be sent to any person upon request in writing addressed to the Secretary at the Corporation's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge.

FORWARD-LOOKING STATEMENTS

        This Management Information Circular/Proxy Statement may contain "forward-looking statements" within the meaning of applicable securities legislation. Such statements involve certain risks, assumptions and uncertainties which may cause Magna's actual future results and performance to be materially different from those expressed or implied in these statements. These risks, assumptions and uncertainties include, but are not limited to: global economic conditions causing decreases in production volumes; price reduction pressures; pressure to absorb certain fixed costs; increased warranty, recall and product liability risk; the impact of financially distressed sub-suppliers; dependence on outsourcing by automobile manufacturers; rapid technological and regulatory change; increased crude oil and energy prices; dependence on certain vehicle programs; increases in raw materials prices; fluctuations in relative currency values; unionization activity; threat of work stoppages; the competitive nature of the auto parts supply market; program cancellations, delays in launching new programs and delays in constructing new facilities; the impact of environmental regulations; and other factors as set out in Magna's Annual information Form and annual report on Form 40-F for its financial year ended December 31, 2002 filed with the Canadian securities commissions and the SEC, respectively, and subsequent public filings. Magna disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances or otherwise.

PART 2: GENERAL

APPOINTMENT AND REVOCATION OF PROXIES

Registered Holders

        The persons named in the accompanying form(s) of proxy are officers of the Corporation. A shareholder has the right to appoint a person (who need not be a shareholder of the Corporation) as nominee to attend and act for and on behalf of such shareholder at the Special Meeting other than the Magna officers named in the accompanying form(s) of proxy. This right may be exercised either by striking out the names of the Magna officers where they appear on the front of the form of proxy and by inserting in the blank space provided the name of the other person the shareholder wishes to appoint as proxyholder, or by completing, signing and submitting another proper form of proxy naming such other person as proxyholder.

        A shareholder who has given a proxy, in addition to revocation in any other manner permitted by applicable Canadian law, may revoke the proxy within the time periods described in this Circular by an instrument in writing executed by the shareholder or by his/her attorney authorized in writing or, if the shareholder is a body corporate, by a duly authorized officer or attorney thereof.

        Shareholders desiring to be represented at the Special Meeting by proxy must deposit their executed proxy at either of the following locations: (i) the principal executive offices of the Corporation at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, addressed to the Secretary of the Corporation; or (ii) the offices of Computershare Trust Company of Canada, 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1, addressed to the Proxy Department. In either case, a proxy must arrive not later than 9:00 a.m. (Toronto time) on August 15, 2003 or, if the meeting is adjourned or postponed, not less than 48 hours (excluding weekends and holidays) before the time of the adjourned or postponed meeting. If a shareholder who has completed a proxy attends the Special Meeting in person, any votes cast by such shareholder on a poll will be counted and the proxy will be disregarded. Shareholders desiring to revoke a proxy previously given must deposit their revocation of proxy (i) at the principal executive offices of the Corporation at 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, addressed to the Secretary of the Corporation, at any time up to and including the last business day preceding the Special Meeting, or any adjournment or postponement thereof, or (ii) with the chair of the meeting on the day of the Special Meeting or any adjournment or postponement thereof.

Non-Registered Holders

        Only registered holders, or the persons that they appoint as their proxies, are permitted to attend and vote at the Special Meeting. However, in many cases, shares beneficially owned by a holder (a "Non-Registered Holder") are registered either:

  (a)
  in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of registered plans; or

  (b)
  in the name of a depository (such as The Canadian Depository for Securities Limited) of which the intermediary is a participant.

        In accordance with the requirements of National Instrument 54-101 applicable under Canadian securities laws, the Corporation will be distributing copies of the Notice, this Circular, the accompanying form(s) of proxy to Shareholders and the MID Preliminary Prospectus (collectively, the "meeting materials") to the depository and intermediaries for further distribution to Non-Registered Holders. Due to the "non-routine" nature of the business to be conducted at the Special Meeting (as described in the Notice), National Instrument 54-101 requires intermediaries to forward the meeting materials to all Non-Registered Holders and receive voting instructions from them, regardless of whether a Non-Registered Holder has waived the right to receive meeting materials. Intermediaries often use service companies to forward the meeting materials to Non-Registered Holders. Generally, Non-Registered Holders will either:

  (a)
  be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the directions set out on the voting instruction form (which may, in some cases, permit the completion of the voting instruction form by telephone); or

  (b)
  less typically, be given a proxy which has already been signed by the intermediary (usually by way of a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder, but which is otherwise uncompleted. In this case, the Non-Registered Holder who wishes to submit the proxy should otherwise properly complete and deposit it with the Corporation or Computershare Trust Company of Canada, as described above. This proxy need not be signed by the Non-Registered Holder.

        In either case, the purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares which they beneficially own. Should a Non-Registered Holder who receives a proxy signed by the intermediary wish to attend and vote at the Special Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the name of the Non-Registered Holder (or such other person) in the blank space provided. A Non-Registered Holder who receives a voting instruction form should follow the corresponding instructions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their intermediaries and their intermediaries' service companies.

        A Non-Registered Holder may revoke a voting instruction form (or proxy) given to an intermediary, at any time, by written notice to the intermediary, except that an intermediary is not required to act on a revocation of a voting instruction form (or proxy) that is not received by the intermediary at least seven days prior to the Special Meeting.

VOTING OF PROXIES

        The shares represented by any valid proxy in favour of the Magna officers named in the accompanying form(s) of proxy will be voted in accordance with any specifications or instructions made by a shareholder on the form of proxy. In the absence of any such specifications or instructions, such shares will be voted FOR approval of the Special Resolution.

        The accompanying form(s) of proxy confers discretionary authority upon the persons named therein with respect to amendments or variations to matters identified in the Notice and with respect to such other business or matters which may properly come before the Special Meeting or any adjournments or postponements thereof. As of the date of this Circular, the Corporation is not aware of any other matter to be addressed at the Special Meeting.

NOTICE RECORD DATE

        This Circular is being mailed to shareholders of the Corporation on or about the first day immediately following the approval of the Distributions by the Board. The Notice Record Date is July 8, 2003, being the last business day immediately preceding the day on which the notice of the Special Meeting is given. Only holders of record of Magna Class A Subordinate Voting Shares and Magna Class B Shares at the close of business on the Notice Record Date are entitled to receive notice of and to attend and vote at the Special Meeting except that, in accordance with applicable law, a transferee of Magna Class A Subordinate Voting Shares or Magna Class B Shares acquired after the Notice Record Date shall be entitled to vote at the Special Meeting if such transferee produces properly endorsed share certificates or otherwise establishes ownership of such shares and has demanded in writing not later than 10 days before the day of the Special Meeting that the name of such transferee be included in the list of shareholders entitled to vote at the Special Meeting.

VOTING SECURITIES AND THEIR PRINCIPAL HOLDERS

        As at the Notice Record Date, there were 94,584,536 issued and outstanding Magna Class A Subordinate Voting Shares and 1,096,509 issued and outstanding Magna Class B Shares. Holders of Magna Class A Subordinate Voting Shares are generally entitled to cast one vote per Magna Class A Subordinate Voting Share held by them and holders of Magna Class B Shares are generally entitled to cast 500 votes per Magna Class B Share held by them on each matter to be acted on at a meeting of shareholders, other than a meeting or matter in respect of which holders of a specified class or series are entitled to vote separately as a class. However, under applicable law, the Special Resolution to be approved at the Special Meeting must be approved by at least two-thirds of the votes cast by holders of Magna Class A Subordinate Voting Shares and Magna Class B Shares, with each class voting separately, as well as two-thirds of the votes cast by holders of all Magna shares voting together, with holders of Class A Subordinate Voting Shares entitled to one vote per share and holders of Class B Shares entitled to 500 votes per share. See "Matters to be Acted Upon at the Special Meeting — The Special Resolution".

        The following table sets forth information with respect to the only shareholders known to the directors or officers of the Corporation to own beneficially, directly or indirectly, or exercise control or direction over, more than 10% of the issued and outstanding Magna Class A Subordinate Voting Shares or Magna Class B Shares as at the Notice Record Date:

	Class of Shares	Number of Shares		Percentage of Class
Stronach Trust	Class B	726,829	(1)(2)	66.3%
Magna Deferred Profit Sharing Plan (Canada)	Class B	111,444	(3)(4)	10.2%

(1)
These Class B Shares are held by 445327 Ontario Limited, all of the shares of which are directly owned by the Stronach Trust. Mr. Frank Stronach, Ms. Belinda Stronach and two other members of their family are the trustees of the Stronach Trust. Mr. F. Stronach and Ms. B. Stronach are also two of the members of the class of potential beneficiaries of the Stronach Trust.

(2)
Does not include Magna Class B Shares held by 865714 Ontario Inc. ("865714"), which was incorporated to provide a continuing separate vehicle for the acquisition of Magna shares and the sale thereof to members of Magna management. Pursuant to a unanimous shareholder agreement, Magna has the right to direct 865714 in regard to disposing of any Magna shares held by 865714. Neither Mr. F. Stronach, the Chairman of the Corporation, nor Ms. B. Stronach, the President and Chief Executive Officer and a director of the Corporation, is a shareholder of 865714. 865714 owned 91,740 Class B Shares as of the Notice Record Date.

(3)
The Magna Deferred Profit Sharing Plan (Canada) (the "Canadian Plan") is an associate of Mr. F. Stronach which held 2,661,481 Class A Subordinate Voting Shares and 111,444 Class B Shares as at the Notice Record Date. The trustee of the Canadian Plan is The Canada Trust Company, which has the power to vote the shares in the Canadian Plan; provided, however, that Mr. F. Stronach as Chairman of the Corporation retains the right to direct the trustee in regard to voting and disposing of the shares in such Plan. The Employees' Deferred Profit Sharing Plan (U.S.) (the "U.S. Plan") is an associate of Mr. F. Stronach and Ms. B. Stronach, who are two of three trustees of the U.S. Plan, which held 1,803,717 Class A Subordinate Voting Shares as at the Notice Record Date. Mr. F. Stronach and Ms. B. Stronach were not and are not beneficiaries of either Plan.

(4)
Taking into account the Magna shares held by the Canadian Plan, the U.S. Plan and 865714, as applicable, as at the Notice Record Date, Mr. F. Stronach and Ms. B. Stronach (through the Stronach Trust, an associate of both Mr. F. Stronach and Ms. B. Stronach) and these associates control approximately 4.7% of the total votes carried by the Magna Class A Subordinate Voting Shares and 76.4% of the total votes carried by the Magna Class B Shares in the case of Mr. F. Stronach and approximately 1.9% of the total votes carried by the Magna Class A Subordinate Voting Shares and 66.3% of the total votes carried by the Magna Class B Shares in the case of Ms. B. Stronach.

        All of the directors and officers of the Corporation as a group (28 persons) owned beneficially or exercised control or direction over 4,603,226 Class A Subordinate Voting Shares, or approximately 4.9% of the class, and 930,063 Class B Shares, or approximately 84.8% of the class, as at June 30, 2003. To the knowledge of management of the Corporation, all of the shares owned or controlled by directors and officers of the Corporation will be voted FOR the approval of the Special Resolution.

BOARD OF DIRECTORS

Board

        The Board is composed of William H. Fike, Manfred Gingl, Michael D. Harris, Edward C. Lumley, Karlheinz Muhr, Gerhard Randa, Donald Resnick, Royden R. Richardson, Belinda Stronach, Frank Stronach, Franz Vranitzky and Siegfried Wolf. The Board oversees the business and affairs of the Corporation and acts through regularly scheduled Board meetings which are held on a quarterly basis, with additional meetings being scheduled when required. A separate strategic planning meeting is held each year. There were nine meetings of the Board during fiscal 2002. In addition, there is continued communication between senior management and Board members between meetings both on an informal basis and through Committee meetings.

        Mr. Edward C. Lumley serves as the Lead Director of the Board.

Board Committees

        The Board has established three standing committees: the Audit Committee, the Environmental Committee and the Corporate Governance and Compensation Committee. From time to time the Board has established special committees composed entirely of outside and "unrelated" directors to review and make recommendations on specific matters. A special committee was established in November 2002 to review management's proposal to purchase certain real estate from various subsidiaries of MEC and to provide its recommendations to the Board. This special committee presented its report to the Board on December 23, 2002. See "Interests of Management and Other Insiders in Certain Transactions" below. In addition, a Special Committee was established in January 2003 to review the proposed Spin-Off Transactions. See "Background to the Spin-Off Transactions". Each committee operates pursuant to written guidelines or the mandate (charter) set out in their respective authorizing resolutions. The Corporation does not have an Executive Committee. Other committees are established by the Board from time to time as circumstances require.

        The Audit Committee is composed of Messrs. D. Resnick (Chairman), K. Muhr and R. R. Richardson (all of whom are considered by the Board to be "unrelated" under the TSX Guidelines for effective corporate governance referenced in Sections 472 to 474 of the TSX Company Manual (the "TSX Guidelines")). The Audit Committee, pursuant to the Corporation's by-laws and its written mandate (charter), has general authority in relation to the Corporation's financial affairs as well as the specific responsibility to review the Corporation's quarterly and annual financial statements and other financial information and report thereon to the Board and to evaluate the performance of, review the independence of, review the annual fees of and make recommendations to the Board as to the annual appointment of the independent auditor. In addition, the committee reviews the Management's Discussion and Analysis of Results of Operations and Financial Condition prior to its inclusion in the Corporation's Annual Report and quarterly reports to shareholders and has certain responsibilities relating to internal and external audits, internal controls and procedures, the selection and application of accounting principles, financial reporting and integrity, guidance, risk assessment and various other matters. The committee met seven times during fiscal 2002 with management, representatives of the independent auditor and representatives of the Corporation's Internal Audit Department, both together and separately in each case.

        The Environmental Committee, composed of Messrs. D. Resnick (Chairman) and R. R. Richardson (both of whom are considered by the Board to be "unrelated" under the TSX Guidelines), operates under a written mandate and works directly with the Corporation's environmental and human resources management on environmental and health and safety matters. This committee ensures that a management system is in place in each of these areas and that there are audit and other controls in place to ensure the effectiveness of such systems. The committee meets quarterly to review significant issues in each area with environmental and human resources management and reports to the Board as material matters arise, but not less than annually. The committee also conducts an annual review of the Corporation's Health, Safety and Environmental Policy and, following the completion of such review, provides to the Board its recommendations for changes (if any) to the Policy.

        The Corporate Governance and Compensation Committee, composed of Messrs. E. C. Lumley (Chairman), M. D. Harris and R. R. Richardson (all of whom are considered by the Board to be "unrelated"

under the TSX Guidelines), operates under applicable law in addition to its written mandate. This committee reviews and makes recommendations to the Board regarding corporate governance and related party matters, administers compensation related plans, including the Amended and Restated Incentive Stock Option Plan (the "Stock Option Plan"), administers the Pension Plan for Canadian Employees (the "Canadian Pension Plan"), reviews succession plans, reviews and makes recommendations to the Board regarding executive compensation plans and compensation, including the Chief Executive Officer's compensation, and provides its Report on Executive Compensation. There were 11 meetings of this committee during fiscal 2002. See "Compensation of Directors and Executive Officers — Corporate Governance and Compensation Committee" and "Report on Executive Compensation" below.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

        The following table sets forth a summary of all compensation earned during the last three completed financial years by the individuals who were the Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers") and the Chairman of the Board as at December 31, 2002.

		Annual Compensation(1)			Long-Term Compensation Awards
Name and Principal Position	Fiscal Year(2)	Salary	Bonus	Other Annual Compensation	Securities Under Options Granted(3)	All Other Compensation(1)

Frank Stronach Chairman of the Board	2002 2001 2000	$200,000 200,000 200,000	nil nil nil	$1,500,000(4)(5) 1,500,000(4)(5) 1,483,300(4)(5)	nil 750,000 Intier options(6) 310,000 Tesma options and 1,000,000 MEC(7)	$31,500,000(8) 31,500,000(8) 26,600,000(8)

Belinda Stronach(9) President and Chief Executive Officer	2002 2001 2000	$110,500 110,500 85,000	$3,957,470 1,648,270 727,440	(5) (5) (5)	175,000 100,000 nil	nil nil nil

James Nicol(10) President and Chief Operating Officer	2002 2001 2000	$13,625 110,500 100,000	$266,900 1,732,000 1,558,800	(5) Cdn.$68,000(5) (5)	175,000 150,000 and 60,000 Intier options(11) 10,000 Decoma options and 500,000 MEC options(12)	$3,800,000 nil nil

Manfred Gingl(13) Executive Vice-Chairman	2002 2001 2000	$125,325 Cdn.$227,442 Cdn.$227,137	$3,310,678 Cdn.$1,404,960 Cdn.$1,546,688	(5) (5) (5)	nil nil 200,000 Tesma options	nil nil nil

Siegfried Wolf(14) Executive Vice-Chairman	2002 2001 2000	$100,000 100,000 100,000	$4,186,790 3,073,200 4,534,300	(5) (5) (5)	10,000 Intier options and 10,000 Decoma options(15) 150,000 and 50,000 Intier options(16) nil	$708,650(17) 507,200(17) 519,600(17)

Vincent J. Galifi Executive Vice-President and Chief Financial Officer	2002 2001 2000	$110,500 110,500 85,000	$1,881,530 1,420,230 1,139,400	(5) (5) (5)	140,000 100,000 nil	nil nil nil

Tommy Skudutis(18) Executive Vice-President, Operations	2002 2001 2000	$110,500 110,500 Cdn.$97,000	$1,343,950 1,264,630 Cdn.$1,028,140	(5) (5) (5)	125,000 25,000	nil nil

(1)
All amounts for fiscal 2000, fiscal 2001 and fiscal 2002 were paid or are payable in U.S. dollars, except as otherwise indicated.

(2)
2002 or fiscal 2002 refers to the financial or fiscal year running from January 1, 2002 to December 31, 2002. 2001 or fiscal 2001 refers to the financial or fiscal year running from January 1, 2001 to December 31, 2001. 2000 or fiscal 2000 refers to the financial or fiscal year running from January 1, 2000 to December 31, 2000.

(3)
These are options issued by the Corporation unless otherwise indicated.

(4)
This amount is not compensation but represents fees paid to Mr. Stronach personally by an Austrian subsidiary of the Corporation for business development and other services performed by Mr. Stronach in Austria. See "Interests of Management and Other Insiders in Certain Transactions" below.

(5)
Perquisites and other personal benefits did not exceed the lesser of Cdn.$50,000 and 10% of the total annual salary and bonus for the Named Executive Officers and the Chairman of the Board other than Mr. Nicol who received a benefit in fiscal 2001 in respect of his interest-free housing loan in the principal amount of $800,000.

(6)
This represents options granted by Intier Automotive Inc. ("Intier") during fiscal 2001 following review and approval by the outside members of the Intier board of directors to Stronach & Co. ("SCo"), an associate of Mr. Stronach, to purchase 750,000 Class A Subordinate Voting Shares of Intier as compensation for services to be rendered by SCo to Intier pursuant to a consulting agreement between them. See "Stock Option Plans, Grants and Exercises" below.

(7)
This represents options granted by Tesma International Inc. ("Tesma") during fiscal 2000 following review and approval by the outside members of the Tesma board of directors to SCo, an associate of Mr. Stronach, to purchase 300,000 Class A Subordinate Voting Shares of Tesma as compensation for services to be rendered by SCo to Tesma pursuant to a consulting agreement between them. See "Stock Option Plans, Grants and Exercises" below. In fiscal 2000 Mr. Stronach also received options to purchase 10,000 Class A Subordinate Voting Shares of Tesma pursuant to the Tesma Incentive Stock Option Plan together with all other non-employee members of the Tesma board of directors and options to purchase 1,000,000 shares of Class A Subordinate Voting Stock of MEC pursuant to the MEC Long-Term Incentive (Stock Option) Plan. See "Stock Option Plans, Grants and Exercises" below.

(8)
These amounts are not compensation but represent fees paid to SCo by European subsidiaries of the Corporation for business development and consulting services performed by SCo. See "Interests of Management and Other Insiders in Certain Transactions" below.

(9)
Ms. Stronach became Vice-Chairman and Chief Executive Officer of the Corporation on February 21, 2001. She became President of the Corporation, in addition to her position as Chief Executive Officer, immediately following the resignation of Mr. Nicol as President and Chief Operating Officer on January 14, 2002.

(10)
Mr. Nicol resigned as President and Chief Operating Officer of the Corporation on January 14, 2002 and as an employee on February 14, 2002. In connection with his resignation, the Corporation paid Mr. Nicol a lump sum retiring allowance of $3.0 million, forgave repayment of an outstanding housing loan in the principal amount of $800,000 and amended all outstanding stock option agreements to permit their exercise until the specified expiry date, subject to the existing vesting provisions. For fiscal 2002 his compensation reflects only the period during which he was employed by the Corporation. Had Mr. Nicol been employed by the Corporation as its President and Chief Operating Officer for all of fiscal 2002, his base salary would have been $110,500 and his bonus would have been $1,881,530.

(11)
In fiscal 2001 Mr. Nicol received options to purchase 60,000 Class A Subordinate Voting Shares of Intier pursuant to the Intier Incentive Stock Option Plan, 10,000 of which were granted to him together with all non-employee members of the Intier board of directors. See "Stock Option Plans, Grants and Exercises" below.

(12)
In fiscal 2000 Mr. Nicol received options to purchase 500,000 shares of Class A Subordinate Voting Stock of MEC pursuant to the MEC Long-Term Incentive (Stock Option) Plan. See "Stock Option Plans, Grants and Exercises" below.

(13)
Mr. Gingl became a Vice-Chairman and a director of the Corporation on January 14, 2002, became an employee of the Corporation effective February 14, 2002 and was appointed as an Executive Vice-Chairman on May 9, 2002. He also continues in his role as Chief Executive Officer and as the Vice-Chairman and a director of Tesma, but ceased to be an employee of Tesma effective on February 14, 2002. For fiscal 2002 his compensation reflects the aggregate of the amounts paid by Tesma and the Corporation.

(14)
Mr. Wolf is employed by European subsidiaries of the Corporation. He became Vice-Chairman and a director of the Corporation on March 8, 1999 and continued in his role as President, Magna Europe. Mr. Wolf resigned as Vice-Chairman of the Corporation and as President, Magna Europe on February 21, 2001 to become President and Chief Executive Officer of the Corporation's new Magna Steyr group. Following his resignation as President and Chief Executive Officer of the Magna Steyr Group, he was reappointed as a Vice-Chairman of the Corporation on January 14, 2002 and as an Executive Vice-Chairman on May 9, 2002.

(15)
In fiscal 2002 Mr. Wolf received options to purchase 10,000 Class A Subordinate Voting shares of Intier pursuant to the Intier Incentive Stock Option Plan on becoming a director of Intier and options to purchase 10,000 Class A Subordinate Voting Shares of Decoma International Inc. ("Decoma") pursuant to the Decoma Incentive Stock Option Plan on becoming a director of Decoma. See "Stock Option Plans, Grants and Exercises" below.

(16)
In fiscal 2001 Mr. Wolf received options to purchase 50,000 Class A Subordinate Voting Shares of Intier pursuant to the Intier Incentive Stock Option Plan. See "Stock Option Plans, Grants and Exercises" below.

(17)
This represents the amounts credited to Mr. Wolf's phantom stock account of $398,700, $519,600 and $507,200 in respect of fiscal 1999, fiscal 2000 and fiscal 2001, respectively, in the form of 13,137, 8,463 and 7,978 units, respectively, of notional Class A Subordinate Voting Shares.

  These amounts were credited pursuant to an agreement supplemental to Mr. Wolf's employment contracts which created a phantom stock account to which phantom Class A Subordinate Voting Share units were annually credited subsequent to the completion of each financial year of the Corporation for a term which commenced on January 1, 1999 and was originally to end on December 31, 2008. Each annual credit was calculated based on a specified percentage of the Pre-tax Profits before Profit Sharing of the Corporation for each such year divided by the 20-day weighted average closing price of Class A Subordinate Voting Shares on the NYSE during the last 20 trading days in December of such year. Class A Subordinate Voting Share credits to the account were also made annually based on the dividends paid by the Corporation during the applicable financial year calculated using the same price formula. This agreement was terminated in March 2002 with effect from December 31, 2001 and a payment of $2,134,148 made to Mr. Wolf based on the weighted average closing price ($68.55) of Class A Subordinate Voting Shares of the Corporation on the NYSE for the 20 trading days preceding the effective date of termination. The amount shown for 2002 represents the difference between the applicable amounts credited in respect of fiscal 1999 to 2001 and the payout made in 2002.

(18)
Mr. Skudutis became Executive Vice-President, Operations of the Corporation on May 16, 2001, prior to which he served as the President and, before that, the Vice-President, Operations of the Cosma International Group of the Corporation.

Stock Option Plans, Grants and Exercises

        The Stock Option Plan was originally adopted by the shareholders of the Corporation on December 10, 1987. At the Annual and Special Meeting of Shareholders of the Corporation held on May 18, 2000, the Stock Option Plan was further amended and restated which enabled the Board to provide incentive stock options and stock appreciation rights in respect of Class A Subordinate Voting Shares to consultants as well as to eligible officers and employees of the Corporation and its subsidiaries. These amendments also provided for the grant of options for 5,000 Class A Subordinate Voting Shares of the Corporation to outside directors upon their election as a director of the Corporation as well as upon the completion of every five-year period of continuous service. See "Directors' Compensation" below.

        The maximum number of shares for which options and stock appreciation rights may be granted under the Stock Option Plan is 6,000,000 Class A Subordinate Voting Shares, subject to certain adjustments. The option price is to be established at the time of the grant, but cannot be less than the closing price of the Class A Subordinate Voting Shares on the TSX or the NYSE (with respect to option grantees residing outside of Canada where the grants are in U.S. dollars) on the trading day immediately prior to the date of the grant. Each option is exercisable in such manner as may be determined at the time of the grant, and options granted will be for terms not exceeding 10 years. Under the Stock Option Plan, the Corporation does not provide any financial assistance to participants in order to facilitate the purchase of Class A Subordinate Voting Shares thereunder. As at December 31, 2002, options to purchase an aggregate of 3,377,875 Class A Subordinate Voting Shares at prices ranging from Cdn.$62.75 to Cdn.$109.45 per share were issued and unexercised under the Corporation's Stock Option Plan. Vesting periods range from 4 to 7 years, with the expiration dates ranging from May 13, 2006 to December 31, 2011. Options to purchase an aggregate 1,009,625 Class A Subordinate Voting Shares have been previously exercised and options to purchase an aggregate 1,612,500 Class A Subordinate Voting Shares remain available for grant under the Stock Option Plan as at December 31, 2002.

        No stock appreciation rights or options to purchase securities of the Corporation or its subsidiaries were granted to any of the Named Executive Officers or the Chairman of the Board during fiscal 2002, except as disclosed in the following table:

Option Grants During the 2002 Fiscal Year(1)
Name	Number of Securities Under Option(2)	% of Total Options Granted to Employees in 2002 Fiscal Year		Exercise or Base Price ($/Share)	Market Value of Securities Underlying Options on Date of Grant ($/Share)	Expiration Date

Belinda Stronach	175,000 Magna	13.0%		Cdn.$109.50	Cdn.$109.50	December 31, 2011

James Nicol(3)	175,000 Magna	13.0%		Cdn.$109.50	Cdn.$109.50	December 31, 2011

Siegfried Wolf	10,000 Intier 10,000 Decoma	1.4 2.3	% %	$18.44 Cdn.$16.85	$18.44 Cdn.$16.85	December 31, 2011 April 1, 2012

Vincent J. Galifi	140,000 Magna	10.4%		Cdn.$109.50	Cdn.$109.50	December 31, 2011

Tommy Skudutis	125,000 Magna	9.3%		Cdn.$109.50	Cdn.$109.50	December 31, 2011

(1)
Class A Subordinate Voting Shares are the only securities of the Corporation for which options have been granted under the Stock Option Plan. In the case of Intier and Decoma, these options are for their respective Class A Subordinate Voting Shares.

(2)
The grant of options to the Named Executive Officers for Class A Subordinate Voting Shares of the Corporation were made on January 9, 2002 in respect of services performed in fiscal 2001, at an exercise price equal to the previous trading day's closing price on the TSX. All of these options are exercisable as to 20% on the date of grant and 20% on December 31 in each of 2002, 2003, 2004 and 2005.

(3)
Mr. Nicol resigned as President and Chief Operating Officer of the Corporation on January 14, 2002 and as an employee of the Corporation on February 14, 2002.

        The following table provides certain information with respect to options for securities of the Corporation and its subsidiaries exercised by the Named Executive Officers and the Chairman of the Board during fiscal 2002 as well as the fiscal 2002 year end option values of all options for securities of the Corporation granted to such persons up to December 31, 2002:

Aggregate Option Exercises During the Fiscal Year Ended December 31, 2002 and 2002 Fiscal Year End Option Values(1)
			Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(2)(3)
Name	Securities Acquired on Exercise	Aggregate Value Realized on Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Frank Stronach(4)	nil	nil	100,000 10,000 Tesma 1,000,000 MEC	100,000 nil nil	Cdn.$1,307,000 Cdn.$12,400 nil	Cdn.$1,307,000 nil nil

Belinda Stronach(5)	40,000	Cdn.$1,913,250	131,500	153,500	Cdn.$739,080	Cdn.$929,220

James Nicol(6)	nil 10,000 Decoma	nil Cdn.$91,000	133,000 nil	190,000 nil	Cdn.$964,850 nil	Cdn.$1,602,950 nil

Manfred Gingl	34,000 Tesma	Cdn.$569,160	120,000 Tesma	80,000 Tesma	Cdn.$148,800	Cdn.$99,200

Siegfried Wolf(7)	62,000	Cdn.$2,131,640	138,000 4,000 Intier 4,000 Decoma	85,000 6,000 Intier 6,000 Decoma	Cdn.$1,945,100 nil nil	Cdn.$1,602,950 nil nil

Vincent J. Galifi	5,000	Cdn.$127,760	167,000	134,250	Cdn.$1,782,420	Cdn.$968,430

Tommy Skudutis	nil	nil	89,000	91,000	Cdn.$632,730	Cdn.$291,120

(1)
Class A Subordinate Voting Shares are the only securities for which options have been granted under the Corporation's Stock Option Plan. In the case of Tesma, Decoma and Intier these options are for their respective Class A Subordinate Voting Shares and in the case of MEC these options are for shares of its Class A Subordinate Voting Stock.

(2)
The closing price on December 31, 2002 for Class A Subordinate Voting Shares of the Corporation on the TSX was Cdn.$88.07 and on the NYSE was $56.15.

(3)
The closing prices on December 31, 2002 for the Class A Subordinate Voting Shares of Tesma on the TSX and NASDAQ were Cdn. $27.24 and $16.88, respectively. The closing prices on December 31, 2002 for the Class A Subordinate Voting Shares of Decoma on the TSX and NASDAQ were Cdn. $12.32 and $7.86, respectively. The closing prices on December 31, 2002 for the Class A Subordinate Voting Shares of Intier on the TSX and NASDAQ were Cdn. $17.40 and $11.00, respectively. The closing prices on December 31, 2002 for shares of Class A Subordinate Voting Stock of MEC on NASDAQ and the TSX were $6.20 and Cdn.$9.74, respectively.

(4)
Does not include options granted to SCo, an associate of Mr. F. Stronach, to purchase: 750,000 Class A Subordinate Voting Shares of Intier at an exercise price of $13.72, 375,000 of which are vested and 375,000 of which are unvested, none of which have been exercised and none of which are in-the-money; 750,000 Class A Subordinate Voting Shares of Decoma at an exercise price of Cdn.$13.55, 500,000 of which are vested and 250,000 of which are unvested, none of which have been exercised and none of which are in-the-money; and 300,000 Class A Subordinate Voting Shares of Tesma at an exercise price of Cdn.$26.45, 150,000 of which are vested and have a value at December 31, 2002 of Cdn.$118,500 and 150,000 of which are unvested and have a value at December 31, 2002 of Cdn.$118,500, and none of which have been exercised. In each case these options were granted in return for consulting services to be rendered by SCo to Intier, Decoma and Tesma respectively under consulting agreements with each of them.

(5)
In 2003, Ms. Stronach surrendered the following options to purchase: (a) 10,000 Class A Subordinate Voting Shares of Intier granted by Intier in 2001 to Ms. Stronach as a director under the Intier Incentive Stock Option Plan at an exercise price of Cdn.$21.00, of which 4,000 were exercisable and 6,000 were unexercisable and none of which were in-the-money on the date of surrender; and (b) 10,000 Class A Subordinate Voting Shares of Decoma granted by Decoma in 2001 to Ms. Stronach as a director under the Decoma Incentive Stock Option Plan at an exercise price of Cdn.$10.30, of which 4,000 were exercisable and had a value of Cdn.$13,000 on the date of surrender and 6,000 were unexercisable and had a value of Cdn.$19,500 on the date of surrender.

(6)
Does not include options to purchase: 60,000 Class A Subordinate Voting Shares of Intier granted by Intier to Mr. Nicol in 2001 under the Intier Incentive Stock Option Plan at an exercise price of Cdn.$21.00, of which 8,000 have been cancelled, 22,000 are exercisable and 30,000 are unexercisable and none of which are in-the-money; and 500,000 shares of Class A Subordinate Stock of MEC granted by MEC to Mr. Nicol in 2000 under the MEC Incentive Stock Option Plan at an exercise price of $6.38, all of which are exercisable and none of which are in-the-money.

(7)
Does not include options to purchase: 50,000 Class A Subordinate Voting Shares of Intier granted by Intier to Mr. Wolf in 2001 under the Intier Incentive Stock Option Plan at an exercise price of Cdn.$21.00 or $13.72, of which 20,000 are exercisable and 30,000 are unexercisable and none of which are in-the-money.

        If the Spin-Off Transactions are completed, the Corporate Governance and Compensation Committee proposes to adjust the exercise price of issued but unexercised stock options in accordance with the standard anti-dilution mechanism prescribed by the TSX. The anti-dilution adjustment would result in a reduction in the exercise price by the least of the following three amounts:

  (a)
  the reduction in the trading value of Magna's Class A Subordinate Voting Shares, measured as the amount by which (i) the weighted average trading price of such shares on the TSX for the five trading days immediately preceding, but excluding, the Ex-Distribution Date exceeds (ii) the weighted average trading price of such shares on the TSX for the five trading days immediately following, and including, such date;

  (b)
  the reduction in the trading value of Magna's Class A Subordinate Voting Shares, measured as the amount by which (i) the simple average trading price of such shares on the TSX for the five trading days immediately preceding, but excluding, the Ex-Distribution Date exceeds (ii) the simple average trading price of such shares on the TSX for the five trading days immediately following, and including, such date; and

  (c)
  one-half of the trading value of a MID Class A Subordinate Voting Share, measured as the weighted average trading price of such shares on the TSX on an "if, as and when issued" basis for the five trading days preceding, and including, the Distribution Record Date.

Pension Plans

        None of the executive officers, including the Named Executive Officers and the Chairman, participate in any Corporation provided pension plans, including: the Canadian Pension Plan and the Pension Plan for United States employees (the "U.S. Pension Plan"), both of which are defined benefit pension plans which were implemented effective January 1, 2001; or the Canadian, U.S., U.K. and Austrian Magna Employee Equity Participation and Profit Sharing Plans, of which the Canadian Plan, the U.S. Plan, the Magna International UK Employees' Deferred Profit Sharing Plan (the "UK Plan") and the Magna International Austrian Employees' Share Award Plan (the "Austrian Plan") are a part.

Employment Contracts

        The Board, on the recommendation of the Corporate Governance and Compensation Committee (formerly the Human Resources and Compensation Committee), during fiscal 2002 approved new employment arrangements with Ms. Stronach effective February 14, 2002 in her role as Chief Executive Officer and President following the resignation of Mr. James Nicol as the President and Chief Operating Officer on January 14, 2002. Ms. Stronach's employment contract provides for a base salary of U.S.$110,500 per annum, an annual cash bonus based on a specified percentage of the Corporation's Pre-tax Profits before Profit Sharing as defined in the Corporate Constitution, the maintenance of the ownership of a minimum number of Magna Class A Subordinate Voting Shares, standard fringe benefits, confidentiality obligations and 12 months non-solicitation and non-competition obligations. The Corporation may terminate Ms. Stronach's employment by providing 12 months' prior written notice of termination or paying a retiring allowance equal to the base salary and cash bonus (based on the specified percentage of the Corporation's Pre-tax Profits before Profit Sharing) for the full fiscal year ending immediately prior to the date of termination. The retiring allowance may be paid in a lump sum or in 12 equal monthly instalments at the option of the Corporation. No notice, retiring allowance or other severance payment is required where the Corporation terminates employment for just cause or on Ms. Stronach's voluntary resignation nor is a payment required to be made in the event of a change in control of the Corporation.

        Mr. Gingl became employed by the Corporation effective May 1, 2002, following his becoming a Vice-Chairman effective January 14, 2002. He assumed the position of Executive Vice-Chairman on May 9, 2002.

        European subsidiaries of the Corporation entered into employment contracts with Mr. Wolf in March, 1999 but effective January 1, 1999 in his role as President, Magna Europe. These employment contracts were not replaced when Mr. Wolf became President and Chief Executive Officer of Magna Steyr effective February 21, 2001. He was re-assigned to the position of Vice-Chairman on January 14, 2002 and appointed as Executive Vice-Chairman on May 9, 2002.

        The Corporate Governance and Compensation Committee has recommended, and the Board has approved, the implementation of a long-term incentive arrangement which involves the sale to each of Messrs. Galifi, Gingl and Wolf of restricted stock of the Corporation and certain of its public automotive subsidiaries and the payment of a special bonus. The restricted shares to be acquired by them are subject to certain terms, conditions and restrictions to be described in their respective employment contracts. Ten percent (10%) of the restricted shares will be released to each such individual on January 1, 2007 and on each January 1 thereafter to and including January 1, 2016, subject to certain conditions, provided each individual: (i) remains employed by the Corporation or an affiliate up to the earlier of the date of normal retirement or December 31, 2006, (ii) at any time while employed, the Corporation's capital expenditures have not in each fiscal year, without prior approval of the Board, exceeded a specified amount for such fiscal year, (iii) does not compete with, or disclose confidential information of, the Corporation, and (iv) devotes his full time and attention to the Corporation's business. If at any time up to and including January 1, 2016 the individual becomes permanently disabled and is unable as a result to perform his or her duties and responsibilities in the normal course of business, 33 1/3% of the unreleased restricted shares will be immediately released and an additional 33 1/3% will be release on the next two anniversary dates, subject to the continued satisfaction of certain conditions. Upon death, 100% of the restricted shares will be immediately released. In the event an individual reaches normal retirement prior to December 31, 2006, the restricted shares will be released as to 10% on the first anniversary date of retirement and as to 10% on each anniversary date of retirement, subject to the continued satisfaction of certain conditions. The restricted shares will not vest, and any further 10% instalment will be surrendered to the Corporation and not be released, if an individual at any time (i) competes with the business of the Corporation and/or its affiliates, (ii) solicits the employees of the Corporation and/or its affiliates for employment or otherwise or (iii) does not devote his/her full time and attention to the business of the Corporation and/or its affiliates and directly or indirectly own more than 10% of the equity of an active operating business. The Corporation has commenced implementation of arrangements for these individuals and expects to enter into new employment contracts with each of them as part of the implementation process. See "Report on Executive Compensation" below.

        Mr. Skudutis is currently employed under an employment contract entered into effective January 1, 2001. The employment contract with Mr. Nicol, which was entered into in May 1998, was terminated on February 14, 2002 when he resigned as an employee of the Corporation. The existing employment contracts or arrangements for Messrs. Wolf and Skudutis, and the previous employment contract or arrangement for Mr. Nicol, provided for base salaries disclosed in the Summary Compensation Table, annual cash bonuses based on a specified percentage of the Pre-tax Profits before Profit Sharing of the Corporation as defined in the Corporate Constitution, the maintenance of the ownership of a minimum number of Class A Subordinate Voting Shares, confidentiality obligations and non-solicitation and non-competition restrictions. Each employment contract provides that employment may be terminated by the Corporation either by giving 12 months' advance written notice of termination or by paying a retiring allowance equal to 12 months' base salary and cash bonus (based on the allocated percentage of Pre-tax Profits before Profit Sharing).

        The maximum total amount potentially payable by the Corporation pursuant to the outstanding employment contracts for severance is approximately $9.8 million in the aggregate. No notice or severance payment is required for a termination for just cause or on voluntary resignation under any of the preceding employment contracts, nor are payments required to be made in the event of a change in control of the Corporation.

Directors' Compensation

        Directors who are not employees of the Corporation were paid during fiscal 2002 an annual retainer fee of $50,000 ($25,000 of which was paid in Class A Subordinate Voting Shares), a fee of $1,500 per meeting for attendance at meetings of the Board and its committees, a fee of $2,000 per day for travel days and a fee of $3,000 per day for any additional services. The Lead Director of the Board received a $75,000 annual retainer fee and outside directors who serve on Committees of the Board received an annual retainer fee of $10,000, with the chairman of the Audit Committee and of the Corporate Governance and Compensation Committee receiving an additional $15,000 annual retainer fee and the chairman of the Environmental Committee and any other committee of the Board receiving an additional $8,000 annual retainer fee. Commencing January 1,

2000, outside directors are required to accumulate and then maintain during their term as a director shares of the Corporation having an aggregate value of not less than $75,000. With respect to Mr. Stronach, see "Interests of Management and Other Insiders in Certain Transactions" below.

        In recognition of past service and to more closely align the interests of "non-management" directors with the Corporation's shareholders, and pursuant to the amendments to the Stock Option Plan approved by the shareholders at the Annual and Special Meeting of Shareholders of the Corporation held on May 18, 2000, each of the eight outside directors has been granted options in respect of 5,000 Class A Subordinate Voting Shares. The options for seven of the outside directors were granted on January 28, 2000 for a term of approximately nine years ending December 31, 2009 at an exercise price of $51.00 (Cdn.$75.00), with 1,000 options vesting on the date of grant and 1,000 on each anniversary of the grant date, subject to accelerated vesting of 1,000 options for each prior year of service as a director of the Corporation. This exercise price exceeded by approximately 20% the TSX closing price on the trading day immediately preceding the date of grant. Mr. Harris was granted options in respect of 5,000 Class A Subordinate Voting Shares on January 7, 2003 upon his election to the Board. These options were granted for a term of approximately 10 years ending December 31, 2012 at an exercise price of Cdn.$94.63, with 1,000 options vesting on the date of the grant and 1,000 on each anniversary of the date of grant. Under the Stock Option Plan, each outside director is to receive an additional grant of options for 5,000 Class A Subordinate Voting Shares on the completion of each five-year period of continuous service. Any Class A Subordinate Voting Shares received following exercise of any options by a director must be retained by such director until the $75,000 share maintenance requirement is met.

        Effective January 1, 2000, the Corporation established the Non-Employee Director Share-Based Compensation Plan (the "DSC Plan") which provides for a deferral of up to 100% of an outside director's total annual cash remuneration from the Corporation (including Board and committee retainers, meeting attendance fees, work and travel day payments and written resolution fees), at specified levels elected by each director, until such director ceases to be a director of the Corporation for any reason. The amounts deferred are reflected in deferred share units allocated under the DSC Plan — i.e. notional units whose value reflects the market price of the Corporation's Class A Subordinate Voting Shares at the time that the particular payment(s) to the director would become payable. The value of a deferred share unit will appreciate (or depreciate) with increases (or decreases) in the market price of the Class A Subordinate Voting Shares of the Corporation. The DSC Plan also takes into account any dividends paid on the Class A Subordinate Voting Shares. Under the DSC Plan, when a director leaves the Board, he/she receives (within a prescribed period of time) a cash payment equal to the then value of his/her accrued deferred share units, net of withholding taxes. Currently, Messrs. Fike, Randa and Muhr have elected to participate in the DSC Plan.

Corporate Governance and Compensation Committee

        The Corporate Governance and Compensation Committee of the Board (the "Committee") is comprised of Messrs. E. C. Lumley (Chairman), M. D. Harris and R. R. Richardson, all of whom are considered by the Corporation to be outside and "unrelated" directors. Mr. W. G. Davis retired as the Chairman and a member of this Committee effective December 23, 2002 and was considered by the Board to be an outside and "unrelated" director. The Committee meets as required to review and make recommendations to the Board on the compensation of, and material contractual matters involving, the Chairman and the Chief Executive Officer and to review recommendations of the Chief Executive Officer regarding compensation for the other executive officers of the Corporation. See "Board of Directors — Board Committees" above.

Report on Executive Compensation

        Magna's unique, entrepreneurial corporate culture has evolved since the Corporation's founding approximately four decades ago. Two key elements of this entrepreneurial culture are the emphasis on decentralization, which provides a high degree of autonomy at all levels of operation, as well as the direct participation in profits. Certain aspects of this culture were formalized in 1984 when the Corporation's shareholders adopted the Corporate Constitution as part of the Corporation's Articles. The Corporate Constitution balances the interests of shareholders, employees and management, defines the rights of employees (including management) and investors to participate in the Corporation's profits and growth and reflects certain of the entrepreneurial operational and compensation philosophies developed since Magna's founding which align employee (including management) and shareholder interests. These operational and compensation philosophies and the Corporate Constitution enable Magna to maintain an entrepreneurial environment which encourages productivity, ingenuity and innovation.

        It is the Corporation's objective to enable this entrepreneurial culture to continue to flourish, and it therefore intends to continue to apply its long established compensation philosophies, which have been essential to its continued success and its ability to attract, retain and motivate skilled, entrepreneurial employees at all levels of the Magna organization, as well as to maintain the alignment of shareholder and employee interests and create shareholder value.

        In order to achieve this objective and consistent with the concepts reflected in the Corporate Constitution, certain managers who have senior operational or corporate responsibilities receive a remuneration package consisting of a base salary (which generally is lower than comparable industry standards) and an annual incentive bonus based on direct profit participation at the operating or corporate level at which such manager is involved. All other eligible Canadian, U.S., U.K. and Austrian employees (other than Intier, Tesma and Decoma employees, who participate in their own equity participation and profit sharing plans, MEC employees and those employees who have elected to participate in the Canadian Pension Plan or the U.S. Pension Plan (collectively, the "Pension Plans") participate in 10% of the Employee Pre-Tax Profits before Profit Sharing of the Corporation under the Magna Employee Equity Participation and Profit Sharing Plans. Canadian and U.S. employees who participate in the Pension Plans participate in 6% of the Employee Pre-Tax Profits before Profit Sharing under the Magna Employee Equity Participation and Profit Sharing Plans.

        The Committee applies the following criteria in determining or reviewing recommendations for compensation for executive officers:

        Base Salaries.    Base salaries should be at levels generally below base salaries for comparable positions within an appropriate comparator group of North American companies which have global businesses and are not generally increased on an annual basis. Fixed compensation costs are therefore minimized in cyclical or other down periods, with financial rewards coming principally from variable incentive cash compensation and long-term incentive compensation. See "Summary Compensation Table" above.

        Incentive Compensation.    The amount of direct profit participation and therefore the amount of compensation "at risk" increases with the level of performance and/or responsibility. Due to the variable nature of profit participation, incentive cash compensation is generally reduced in cyclical or other down periods where profits are also reduced. As a result, senior corporate management (including executive officers) and senior operational managers have an incentive to emphasize consistent growth in profitability over the medium-to-long term to ensure stable levels of annual compensation. Variable incentive cash compensation for fiscal 2002 paid to the Named Executive Officers represents more than 90% of each individual's total cash compensation and reflects the record financial performance of the Corporation and the overall performance of management during fiscal 2002.

        Under the Corporate Constitution, the aggregate incentive bonuses paid and payable to "Corporate Management" (which includes the Named Executive Officers and other executive officers of the Corporation) in respect of any financial year shall not exceed 6% of the Corporation's Pre-Tax Profits before Profit Sharing for such year.

        Long-Term Incentives.    Minimum stock ownership has been required of all direct profit participators (including executive officers) since 1985 in order to align their interests with those of shareholders and to encourage the enhancement of shareholder value.

        Following a review with its external compensation consultants, the Committee in fiscal 1998 recommended to the Board the implementation of an ongoing stock option program involving annual grants under the Stock Option Plan to management and other eligible employees as part of total compensation. The Committee believed that, in addition to the existing mandatory stock maintenance program, such a program would assist in retaining such employees by providing them with an opportunity for capital appreciation and would further align their interests with shareholders. As a result of the implementation of this program, options have generally been granted on an annual basis by the Board on the recommendation of the Committee to members of management and eligible employees in respect of each fiscal year based on their individual performance and that of the Corporation during the prior fiscal year, in each case with not less than a four-year vesting period. Options for 1,012,500 Class A Subordinate Voting Shares were granted to certain members of senior management in January 2002 in respect of fiscal 2001 and options for 315,000 Class A Subordinate Voting Shares were granted in January 2003 in respect of fiscal 2002.

        During fiscal 2002 the Committee commenced consideration of various arrangements involving equity or equity alternatives which would increase the equity ownership of and encourage potential participants to make a long-term commitment to the Corporation as well as to ensure certain basic corporate principles were followed both during and following employment. After an extensive review with various external tax, legal, accounting and compensation advisors, the Committee recommended to the Board that the Corporation implement a long-term retention arrangement involving the sale of restricted stock of the Corporation and various public subsidiaries of the Corporation to Messrs. Galifi, Gingl and Wolf. The "unrelated" members of the Board approved the Committee's recommendations in December 2002 and the Corporation intends to implement the arrangements for one or more of these individuals during fiscal 2003. Under this arrangement, restricted stock would be released in equal amounts over a 10-year period, subject to satisfaction of certain restrictions. See "Employment Contracts" above.

        The Corporation generally utilizes written employment contracts with its executive officers to reflect the terms of their employment, including compensation, severance, stock maintenance, confidentiality, non-solicitation and non-competition arrangements. Prior to the renewal and/or material amendment of each such contract, the Committee reviews the executive officer's compensation in the context of Magna's historical compensation philosophies and policies, such officer's individual performance and relevant comparators, with the objective of ensuring that such compensation is commensurate with the Corporation's performance and is primarily "at risk". As part of its review policy, the Committee also conducts a bi-annual review of total compensation with the assistance of external compensation consultants retained by the Committee using compensation for a comparator group of North American companies as well as its own compensation criteria and overall approach to ensure the continued competitiveness of the Corporation's total compensation and effectiveness in achieving its compensation objectives. The Corporation's external compensation consultants prepared a comparative report in respect of 2002 compensation for various members of senior management using a group of 25 North American companies which have a global business, including four widely held Canadian based companies and 21 U.S. automotive components suppliers or similar industrial component suppliers, adjusted to account for differences in revenues.

        Mr. Stronach's historical compensation reflects his special position as the Corporation's founder and architect of Magna's unique, entrepreneurial corporate culture. Until February 28, 1994, virtually all of Mr. Stronach's compensation had been variable incentive cash compensation and therefore directly reflected the continued financial success of the Corporation. Due to the rapid expansion of Magna's business outside North America, Mr. Stronach moved to Europe early in 1994. Mr. Stronach, directly and through SCo, provides business development and consulting services to Magna's European and other affiliates and co-ordinates global strategies. The Committee first reviewed the contractual arrangements referred to in "Interests of Management and Other Insiders in Certain Transactions" during fiscal 1994 and subsequently reviewed the annual fees payable under such arrangements on an annual basis as well as all amendments to, extensions of or replacements for the 1994 contractual arrangements. During fiscal 2002 and 2003, the Committee reviewed and recommended to the Board that it extend the term of the original Consulting Agreement, the new Business Development Agreement and the new Consulting Agreement to run for a further twelve months ending December 31, 2003 and reviewed the fees to be paid during the twelve-month period ending December 31, 2003. In each case the "unrelated" members of the Board subsequently approved all such fees and term extensions as being in the best interests of the Corporation. As Chairman, Mr. Stronach received a salary of $200,000 in fiscal 2002. See "Summary Compensation Table" above and "Interests of Management and Other Insiders in Certain Transactions" below.

        Ms. Stronach assumed the role of Chief Executive Officer of the Corporation effective February 21, 2001 and assumed the additional role of President effective February 14, 2002. Ms. Stronach's base salary, incentive compensation, long-term incentives and other compensation referred to in the Summary

Compensation Table were reviewed and recommended by the Committee and approved by the "unrelated" members of the Board subsequent to her appointment as Chief Executive Officer and President, with effect from February 14, 2002. Based on the strong financial performance of the Corporation in fiscal 2001 when compared to its automotive competitors, including the achievement of record sales, operating income, net income from operations and diluted earnings per share from operations, the Committee recommended an increase in her percentage of Pre-tax Profits before Profit Sharing, as well as the other terms and conditions of her new employment contract, but did not increase her base salary. In January 2003, the Committee also recommended a grant of options for 75,000 Class A Subordinate Voting Shares. See "Employment Contracts" above. The increase in profit-sharing and option grant was intended to provide Ms. Stronach with total compensation competitive with the Chief Executive Officers of the Corporation's comparator group, recognizing her recent appointment to the position. In fiscal 2002 the Corporation's financial performance exceeded that of the 75th percentile of the Corporation's comparator group on return on average assets, annualized earnings per share growth and total shareholder return over a three-year period.

        Magna believes that its continued strong, profitable growth and strong balance sheet positions it for long-term growth in shareholder value, which justifies competitive financial rewards for executive officers which are principally contingent on the continued profitability of the Corporation.

        The foregoing report is submitted by the Corporate Governance and Compensation Committee of the Board:

Edward C. Lumley (Chairman)	Michael D. Harris	Royden R. Richardson

SHAREHOLDER PERFORMANCE REVIEW GRAPH

        The following graph compares the yearly total cumulative return (including dividends) for Cdn.$100 invested in Magna Class A Subordinate Voting Shares and Magna Class B Shares on December 31, 1997 with the cumulative return of the S&P/TSX Total Return Composite Index during the five years ended December 31, 1998, 1999, 2000, 2001 and 2002.

Value of Cdn.$100 Invested on December 31, 1997

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002

Magna Class A	Cdn.$100.00	Cdn.$107.92	Cdn.$71.02	Cdn.$76.63	Cdn.$126.38	Cdn.$112.44

Magna Class B	100.00	100.83	81.58	96.26	110.01	105.21

S&P/TSX Total Return Composite	100.00	98.42	129.63	139.23	121.73	106.59

        The total cumulative shareholders' return for Cdn.$100 invested in Magna Class A Subordinate Voting Shares was Cdn.$112.44 and in Magna Class B Shares was Cdn.$105.21, in each case compared to Cdn.$106.59 for the S&P/TSX Total Return Composite Index.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

        None of the directors, executive officers or senior officers of the Corporation or their respective associates were indebted at any time during fiscal 2002, or during fiscal 2003 to the Notice Record Date, to the Corporation or its subsidiaries in connection with the purchase of the Corporation's securities or securities of subsidiaries, excluding indebtedness that has been entirely repaid. The aggregate amount of indebtedness as at the Notice Record Date to the Corporation and its subsidiaries incurred other than in connection with the purchase of securities of the Corporation or its subsidiaries, excluding routine indebtedness, was approximately $3.2 million in the case of present and former officers, directors and employees of the Corporation and its subsidiaries.

INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS

        Under a Consulting Agreement dated August 1, 1994 between Magna Investments S.A., a Belgian corporation and a direct subsidiary of the Corporation, and SCo, an associate of Mr. Stronach, SCo is to provide certain consulting services to the subsidiaries and affiliates of Magna Investments S.A. located in Europe, for an annual fee payable quarterly in advance. As a result of a reorganization of the Corporation's subsidiaries in Europe, this Consulting Agreement was assigned to New Magna Investments S.A. ("Magna Belgium") effective July 26, 2001. The Consulting Agreement had an original contract term of five years expiring July 31, 1999, with annual fees to be mutually agreed upon for each 12-month contract period. During fiscal 1999 the contract term of this Consulting Agreement was extended from July 31, 1999 to July 31, 2000, was further extended during fiscal 2000 for an additional five months from July 31, 2000 to December 31, 2000 and was further extended during fiscal 2001 for an additional 12 months from December 31, 2000 to December 31, 2001. In March 2002 the contract term of this Consulting Agreement was further extended from December 31, 2001 to December 31, 2002 for an annual fee of $19.5 million for the contract period January 1, 2002 to December 31, 2002. In March, 2003 the contract term of this Consulting Agreement was further extended from December 31, 2002 to December 31, 2003 for an annual fee of $22.0 million for the contract period January 1, 2003 to December 31, 2003.

        Effective August 1, 1997 Magna Investments S.A. and SCo entered into a Business Development Agreement under which SCo is to provide business development services on behalf of Magna Investments S.A. to certain of its European affiliates which have contracted with Magna Investments S.A. to develop business opportunities and provide certain other services on a global basis to achieve the global business development plan of each such Magna affiliate, for an annual fee payable quarterly in arrears. As a result of a reorganization of the Corporation's subsidiaries in Europe, this Business Development Agreement was assigned to Magna Belgium effective July 26, 2001. The Business Development Agreement had an original contract term of five years ending July 31, 2002 with annual fees to be mutually agreed upon for each 12-month contract period. In March 2002 the contract term of the Business Development Agreement was extended for an additional five months from July 31, 2002 to December 31, 2002 for an annual fee of $12.0 million for the contract period January 1, 2002 to December 31, 2002. In March 2003 the contract term of this Business Development Agreement was further extended from December 31, 2002 to December 31, 2003 for an annual fee of $12.5 million for the contract period January 1, 2003 to December 31, 2003.

        Effective August 1, 1997 Magna Holding AG and Mr. Stronach, the Chairman of the Corporation, entered into a Consulting Agreement under which Mr. Stronach is to provide business development and other services to certain of Magna Holding AG's subsidiaries in Austria, for an annual fee payable quarterly in arrears. As a result of a reorganization of the Corporation's subsidiaries in Europe, this Consulting Agreement was assigned to Magna Europa AG effective August 1, 1998. Magna Europa AG was subsequently transformed into Magna Steyr AG & Co. KG in fiscal 2001. This Consulting Agreement had an original contract term of five years ending July 31, 2002, with annual fees to be mutually agreed upon for each contract period. In March 2002 the contract term of this Consulting Agreement was extended for an additional five months from July 31, 2002 to December 31, 2002 for an annual fee of $1.5 million for the contract period January 1, 2002 to

December 31, 2002. In March 2003 the contract term of this Consulting Agreement was further extended from December 31, 2002 to December 31, 2003 for an annual fee of $1.5 million for the contract period January 1, 2003 to December 31, 2003.

        The terms and conditions of each of the three contracts described above, including the fees to be paid during fiscal 2002 and fiscal 2003, were reviewed by the Corporate Governance and Compensation Committee and approved by the outside and "unrelated" directors on the Board as being in the best interests of the Corporation.

        Two trusts (the "Trusts") make purchases of Class A Subordinate Voting Shares and Class B Shares from time to time for transfer to the Canadian Plan, the U.S. Plan, the U.K. Plan and the Austrian Plan, for transfer to employees in payment of bonuses or for sale to employees. During fiscal 2002, the Trusts borrowed up to $50.1 million interest-free from the Corporation to facilitate the purchase during the year of Class A Subordinate Voting Shares, principally for transfer to the Canadian Plan, the U.S. Plan, the U.K. Plan and the Austrian Plan. This indebtedness was $27.8 million at December 31, 2002.

        Assuming completion of the Distributions, the Stronach Trust will control, and will be able to elect all the directors of, both the Corporation and MID. In addition, a majority of the Corporation's real estate will be leased from MID. Please see "The Special Resolution".

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

        During fiscal 2001 the Corporation renewed for a three-year period from August 1, 2001 through July 31, 2004, an insurance policy which currently provides, among other coverages, for protection in respect of executive liability of up to U.S.$255 million (per occurrence and in the aggregate for all claims made during the policy year) for officers and directors of the Corporation and its subsidiaries, subject to a $250,000 aggregate deductible for executive indemnification. This policy does not provide coverage for losses arising from the breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The premium payable in respect of the policy year August 1, 2002 to July 31, 2003 for the executive indemnification portion of this insurance policy was approximately Cdn.$1,137,600.

OTHER MATTERS

        Management is not aware of any amendments or variations to matters identified in the Notice or of any other matters that are to be presented for action to the Special Meeting other than those described in the Notice.

        Information stated in this Circular is dated as of July 7, 2003 except where otherwise indicated. The contents and the mailing of this Circular have been approved by the Board.

Belinda Stronach	J. Brian Colburn
President and Chief Executive Officer	Secretary

APPENDIX A

SPECIAL RESOLUTION OF THE SHAREHOLDERS OF
MAGNA INTERNATIONAL INC.

WHEREAS:

A.
The Corporation proposes to spin off (the "Spin-Off") its wholly-owned subsidiary MI Developments Inc. ("MID") to the shareholders of the Corporation substantially on the terms and conditions described in the Management Information Circular/Proxy Statement of the Corporation dated July 8, 2003 (the "Circular");

B.
The issued share capital of the Corporation consists of Class A Subordinate Voting Shares ("Magna Class A Subordinate Voting Shares") and Class B Shares ("Magna Class B Shares");

C.
Immediately prior to the Spin-Off, the issued share capital of MID will consist of Class A Subordinate Voting Shares ("MID Class A Subordinate Voting Shares") and Class B Shares ("MID Class B Shares");

D.
The Corporation proposes to effect the Spin-Off through three separate corporate acts that are to be carried out in sequence at specified times on the record date for such acts, such corporate acts being as follows: (i) first, increasing the stated capital of the Magna Class B Shares; (ii) second, distributing to each holder of Magna Class B Shares, as a return of capital, one MID Class B Share for every two Magna Class B Shares held by such holder plus cash in lieu of any fractional MID Class B Share to which such holder would otherwise be entitled (collectively, the "MID Class B Distribution"); and (iii) third, distributing to each holder of Magna Class A Subordinate Voting Shares, as a return of capital, one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares held by such holder plus cash in lieu of any fractional MID Class A Subordinate Voting Share to which such holder would otherwise be entitled (collectively, the "MID Class A Distribution" and, together with the MID Class B Distribution, the "Distributions"); and

E.
Under the Business Corporations Act (Ontario), such increase in stated capital of the Magna Class B Shares and each of such reductions in stated capital of the Magna Class B Shares and Magna Class A Subordinate Voting Shares requires the approval by special resolution of the shareholders of the Corporation as well as the approval by special resolution of the holders of Magna Class B Shares and Magna Class A Subordinate Voting Shares, each voting separately as a class.

RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
Each of the following corporate acts is hereby authorized and approved, each such corporate act to take place in sequence at the time specified below on the record date for the Distributions as determined by the board of directors of the Corporation (the "Distribution Record Date"):

(a)
an increase in the stated capital of the Magna Class B Shares, such increase to occur at 5:01 p.m. (Toronto time) on the Distribution Record Date and to be effected by way of a transfer from the retained earnings of the Corporation of the amount by which (i) the sum of the aggregate fair market value of the MID Class B Shares plus the amount of cash in lieu of fractional MID Class B Shares to be received by the holders of Magna Class B Shares on the MID Class B Distribution, both determined as at 5:02 p.m. (Toronto time) on the Distribution Record Date (such sum, the "MID Class B Distribution Value") exceeds (ii) the paid-up capital within the meaning of the Income Tax Act (Canada) of the Magna Class B Shares immediately prior to 5:01 p.m. (Toronto time) on the Distribution Record Date;

(b)
a reduction in the stated capital of the Magna Class B Shares for the purpose of distributing MID Class B Shares plus cash in lieu of fractional MID Class B Shares in connection with the MID Class B Distribution, such reduction to occur at 5:02 p.m. (Toronto time) on the Distribution Record Date and to be in an amount equal to the MID Class B Distribution Value;

A-1

  (c)
  a reduction in the stated capital of the Magna Class A Subordinate Voting Shares for the purpose of distributing MID Class A Subordinate Voting Shares plus cash in lieu of fractional MID Class A Subordinate Voting Shares in connection with the MID Class A Distribution, such reduction to occur at 5:03 p.m. (Toronto time) on the Distribution Record Date and to be in an amount equal to the sum of the aggregate fair market value of the MID Class A Subordinate Voting Shares plus the amount of cash in lieu of fractional MID Class A Subordinate Voting Shares to be received by the holders of Magna Class A Subordinate Voting Shares on the MID Class A Distribution, both determined as at 5:03 p.m. (Toronto time) on the Distribution Record Date; and

  (d)
  the amount of cash to be paid pursuant to paragraph (b) or (c) above in lieu of a fractional MID Class B Share or fractional MID Class A Subordinate Voting Share shall equal the fair market value of such fractional share determined as at the time specified in paragraph (b) or (c), respectively.

2.
Any director or officer of the Corporation is hereby authorized and directed, for and in the name and on behalf of the Corporation, to execute (whether under the corporate seal of the Corporation or otherwise) and deliver all such certificates, instruments, waivers, consents, applications, agreements, amendments and other documents and to do all such other acts and things as such director or officer may determine to be necessary or advisable to give effect to the Spin-Off and to carry out the intent of the foregoing paragraphs of this resolution and the matters contemplated thereby, such determination to be evidenced conclusively by the execution and delivery of any such document or the taking of any such other act or thing by any director or officer of the Corporation.

3.
Notwithstanding the approval of this Special Resolution, the board of directors of the Corporation is hereby authorized in its sole discretion, without further notice to or approval of the shareholders of the Corporation, to revoke this Special Resolution and not proceed with the Spin-Off at any time prior to the implementation thereof.

A-2

APPENDIX B

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
OF MAGNA INTERNATIONAL INC.
[Unaudited]

The following unaudited pro forma consolidated financial statements have been presented assuming that the Spin-Off Transactions as described elsewhere in the Circular had been completed as of March 31, 2003 for the consolidated balance sheet and as of January 1, 2002 for the consolidated statements of income.

The unaudited pro forma consolidated financial statements are provided for information purposes only and may not be indicative of the results that would have occurred if the transactions had been effected on the dates indicated or which may be obtained in the future. The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the consolidated financial statements of the Corporation and with the other financial information incorporated by reference in the Circular.

COMPILATION REPORT

To the Directors of
 Magna International Inc.

We have reviewed, as to compilation only, the accompanying pro forma consolidated balance sheet of Magna International Inc. as at March 31, 2003 and the pro forma consolidated statements of income for the three-month periods ended March 31, 2003 and 2002 and for the year ended December 31, 2002.

These pro forma consolidated financial statements have been prepared for inclusion in the Management Information Circular/Proxy Statement relating to the special meeting of shareholders of Magna International Inc. to be held on August 19, 2003. In our opinion, the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of income have been properly compiled to give effect to the proposed transactions and assumptions described in the notes thereto.

Toronto, Canada,	(Signed) ERNST & YOUNG LLP
July 8, 2003.	Chartered Accountants

COMMENTS FOR UNITED STATES READERS ON DIFFERENCE BETWEEN CANADIAN
AND UNITED STATES REPORTING STANDARDS

The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. Such standards contemplate the expression of an opinion with respect to the compilation of pro forma financial statements. United States standards do not provide for the expression of an opinion on the compilation of pro forma financial statements. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma financial statements requires an examination or review which would be substantially greater in scope than the review as to compilation only that we have conducted. Consequently, under United States standards we would be unable to express any opinion with respect to the compilation of the accompanying unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of income.

Toronto, Canada,	(Signed) ERNST & YOUNG LLP
July 8, 2003.	Chartered Accountants

MAGNA INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(U.S. dollars in millions, except per share figures)

(Unaudited — See Compilation Report)

For the three-month period ended March 31, 2003

		Pro forma adjustments
	As reported	Spin-Off Transactions	Other		Pro forma Magna
		Note 2(a)	Note 2(b)
Sales:
Automotive	$3,496	$	$		$3,496
Magna Entertainment Corp.	270	(270)			—

	3,766	(270)	—		3,496

Automotive costs and expenses:
Cost of goods sold	2,887	24	(2)	(ii)	2,909
Depreciation and amortization	118	(6)			112
Selling, general and administrative	235	1	(1)	(ii)	235
Interest income, net	(3)				(3)
Equity income	(4)				(4)
Magna Entertainment Corp. costs and expenses	248	(248)			—

Operating income — automotive	263	(19)	3		247
Operating income — MEC	22	(22)	—		—

Income before income taxes and minority interest	285	(41)	3		247
Income taxes	99	(15)	1	(iii)	85
Minority interest	24	(5)			19

Net income	$162	$(21)	$2		$143

Financing charges on Preferred Securities and other paid-in capital	(4)				(4)

Net income available to Class A Subordinate Voting and Class B Shareholders	$158	$(21)	$2		$139

Earnings per Class A Subordinate Voting or Class B Share (Note 2(c))
Basic	$1.65	$(0.22)	$0.02		$1.45
Diluted	$1.65	$(0.22)	$0.02		$1.45

MAGNA INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(U.S. dollars in millions, except per share figures)

(Unaudited — See Compilation Report)

For the three-month period ended March 31, 2002

		Pro forma adjustments
	As reported	Spin-Off Transactions	Other		Pro forma Magna
		Note 2(a)	Note 2(b)
Sales:
Automotive	$2,872	$	$		$2,872
Magna Entertainment Corp.	249	(249)			—

	3,121	(249)	—		2,872

Automotive costs and expenses:
Cost of goods sold	2,362	10	5	(i),(ii)	2,377
Depreciation and amortization	99	(2)	(2)	(i)	95
Selling, general and administrative	180		—	(i),(ii)	180
Interest expense (income), net	1	8	(8)	(i)	1
Equity income	(4)				(4)
Magna Entertainment Corp. costs and expenses	217	(217)			—

Operating income — automotive	234	(16)	5		223
Operating income — MEC	32	(32)	—		—

Income before income taxes and minority interest	266	(48)	5		223
Income taxes	92	(17)	2	(iii)	77
Minority interest	21	(5)			16

Net income	$153	$(26)	$3		$130

Financing charges on Preferred Securities and other paid-in capital	(9)				(9)

Net income available to Class A Subordinate Voting and Class B Shareholders	$144	$(26)	$3		$121

Earnings per Class A Subordinate Voting or Class B Share (Note 2(c))
Basic	$1.73	$(0.31)	$0.04		$1.46
Diluted	$1.65	$(0.29)	$0.03		$1.39

MAGNA INTERNATIONAL INC.

PRO FORMA CONSOLIDATED STATEMENT OF INCOME

(U.S. dollars in millions, except per share figures)

(Unaudited — See Compilation Report)

For the year ended December 31, 2002

		Pro forma adjustments
	As reported	Spin-Off Transactions	Other		Pro forma Magna
		Note 2(a)	Note 2(b)
Sales:
Automotive	$12,422	$	$		$12,422
Magna Entertainment Corp.	549	(549)			—

	12,971	(549)	—		12,422

Automotive costs and expenses:
Cost of goods sold	10,273	45	22	(i),(ii)	10,340
Depreciation and amortization	422	(11)	(11)	(i)	400
Selling, general and administrative	780	(2)	2	(i),(ii)	780
Interest expense (income), net	(13)	36	(36)	(i)	(13)
Equity income	(23)				(23)
Impairment charges	36				36
Magna Entertainment Corp. costs and expenses	554	(554)			—
Magna Entertainment Corp. impairment charges	18	(18)			—

Operating income — automotive	947	(68)	23		902
Operating loss — MEC	(23)	23	—		—

Operating income	924	(45)	23		902
Other income	4	11			15

Income before income taxes and minority interest	928	(34)	23		917
Income taxes	317	(9)	7	(iii)	315
Minority interest	57	9			66

Net income	$554	$(34)	$16		$536

Financing charges on Preferred Securities and other paid-in capital	(26)				(26)
Foreign exchange loss on the redemption of the Convertible Subordinated Debentures	(11)				(11)

Net income available to Class A Subordinate Voting and Class B Shareholders	$517	$(34)	$16		$499

Earnings per Class A Subordinate Voting or Class B Share (Note 2(c))
Basic	$5.83	$(0.38)	$0.18		$5.63
Diluted	$5.82	$(0.37)	$0.17		$5.62

MAGNA INTERNATIONAL INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

(U.S. dollars in millions)

(Unaudited — See Compilation Report)

As at March 31, 2003

	As reported	Spin-Off Transactions	Pro forma Magna
		Note 2(a)
ASSETS
Current assets
Cash and cash equivalents	$1,508	$(95)	$1,413
Accounts receivable	2,275	(71)	2,204
Inventories	1,001	(2)	999
Prepaid expenses and other	93	(11)	82

	4,877	(179)	4,698

Investments	121	—	121
Fixed assets, net	4,530	(1,786)	2,744
Goodwill, net	476	—	476
Future tax assets	180	(27)	153
Other assets	622	(331)	291

	$10,806	$(2,323)	$8,483

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Bank indebtedness	$274	$—	$274
Accounts payable	2,243	(99)	2,144
Accrued salaries and wages	356	(9)	347
Other accrued liabilities	221	(20)	201
Income taxes payable	42	(7)	35
Long-term debt due within one year	51	(15)	36

	3,187	(150)	3,037

Deferred revenue	95	(2)	93
Long-term debt	380	(139)	241
Debentures' interest obligation	108	(67)	41
Other long-term liabilities	190	—	190
Future tax liabilities	336	(181)	155
Minority interest	817	(309)	508

	5,113	(848)	4,265

Shareholders' equity	5,693	(1,475)	4,218

	$10,806	$(2,323)	$8,483

MAGNA INTERNATIONAL INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(all amounts in U.S. dollars and all tabular amounts in millions unless otherwise noted)

(Unaudited — See Compilation Report)

1.     BASIS OF PRESENTATION

  The pro forma consolidated balance sheet as at March 31, 2003 has been prepared from the unaudited consolidated balance sheet of Magna International Inc. ["Magna" or the "Company"] and the unaudited combined balance sheet of MI Developments Inc. ["MID"]. The pro forma consolidated statements of income for the year ended December 31, 2002 and the three-month periods ended March 31, 2003 and 2002 have been prepared from the consolidated statements of income of the Company and the combined statements of income of MID. The pro forma consolidated financial statements have been prepared on the basis of the assumptions and adjustments described in note 2 below and should be read in conjunction with the historical consolidated financial statements of the Company and the historical combined financial statements of MID, including the related notes thereto, incorporated by reference herein from Magna's 2002 Annual Report and First Quarter Report — 2003, and MID's July 8, 2003 preliminary prospectus, respectively.

  The pro forma consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles ["Canadian GAAP"] which are also in conformity, in all material respects, with United States generally accepted accounting principles ["U.S. GAAP"], except as described in note 3 to these pro forma consolidated financial statements.

  The pro forma consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have resulted had the relevant transactions taken place at the respective dates referred to below.

2.     PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

  The unaudited pro forma consolidated financial statements have been presented assuming that the reorganization of MID, the increase of the stated capital of the Magna Class B Shares and the distribution by the Company of 100% of the Class A Subordinate Voting and Class B Shares of MID [the "Spin-Off Transactions"] as described elsewhere in the Management Information Circular/Proxy Statement had been completed as of January 1, 2002 for the pro forma consolidated statements of income, and as of March 31, 2003 for the pro forma consolidated balance sheet, and give effect to the following items as of these respective dates:

  (a)
  Spin-off Transactions

    The assets, liabilities, revenues and expenses of MID are reflected in the manner in which such amounts were recorded in the preparation of the Magna consolidated financial statements. Intercompany balances between Magna and MID are eliminated in the preparation of Magna's consolidated financial statements.

    The following tables reflect reconciliations of net income and Magna's net investment in MID from the amounts presented in MID's combined financial statements to the amounts eliminated in the preparation of Magna's pro forma consolidated financial statements:

    Statements of income

	Three-month periods ended March 31,
(in thousands)			Year ended December 31, 2002
	2003	2002
Net income per MID combined financial statements	$11,305	$19,903	$10,550
Adjustments:
Intercompany interest (i)	10,501	6,087	32,862
Depreciation (ii)	747	—	—
Gain on sale of real estate to Magna (iii)	—	—	(12,999)
Income tax impact (iv)	(2,053)	(288)	197
Minority interest impact (v)	—	—	3,547

Net income, as adjusted	$20,500	$25,702	$34,157

    Balance sheet

(in thousands)	March 31, 2003
Magna's net investment in MID per MID combined financial statements	$1,513,523
Adjustments:
Real estate properties (ii)	(45,277)
Income tax impact (iv)	14,906
Cash distribution from MID (vi)	(8,435)

Magna's net investment in MID, as adjusted	$1,474,717

        (i)    Intercompany interest

    The adjustment to interest expense eliminates interest expense incurred by MID on historical advances from the Company since all intercompany advances will be eliminated in the initial capitalization of MID.

        (ii)   Real estate properties

    The adjustment to the net assets of MID represents the difference between MID's carrying value of certain properties that were classified as direct financing leases by MID prior to January 1, 2003, as described in note 2(b)(i), and the carrying value of such properties as previously reported in the Company's consolidated financial statements. The adjustment to depreciation expense eliminates depreciation expense recorded by MID on this book value adjustment.

        (iii)   Sale of real estate to Magna

    During the year ended December 31, 2002, Magna Entertainment Corp. ["MEC"] sold real estate located in Europe to Magna, for total proceeds of $22.3 million, for use in its automotive business. The gain on the sale of the properties of approximately $13.0 million is reported as income in MID's combined financial statements because Magna owns less than 80% of MEC and the exchange amounts are supported by independent evidence. On a Magna consolidated basis, the gain and related income tax and minority interest impacts have been eliminated.

        (iv)   Income tax

    The tax effect on the foregoing adjustments, where applicable, have been computed at assumed income tax rates as follows:

		Three-month periods ended March 31,
	As at March 31, 2003			Year ended December 31, 2002
		2003	2002
Canada	30.1%	36.6%	38.6%	38.6%
United States	38.0%	38.0%	38.0%	38.0%
Mexico	32.0%	34.0%	35.0%	35.0%
Austria	34.0%	34.0%	34.0%	34.0%
Germany	—	38.5%	38.5%	38.5%

    In addition, as a result of the Spin-Off Transactions, the Company will lose certain tax benefits derived from intercompany interest that was historically charged to MID.

        (v)   Minority interest

    The minority interest expense related to the after tax gain realized by MEC on its sale of real estate to Magna has been eliminated.

        (vi)   Cash distribution from MID

    Immediately prior to the completion of the Spin-Off Transactions, MID will distribute the $8.4 million of cash held by its real estate business at March 31, 2003 to the Company.

        (vii)  Distribution of MID shares

    Under the Spin-Off Transactions, the Company will increase the stated capital account of its Class B Shares by a transfer from retained earnings and then distribute to its shareholders, by way of a return of capital, one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares outstanding and one MID Class B Share for every two Magna Class B Shares outstanding. The pro forma consolidated balance sheet reflects this distribution as a charge to shareholders' equity of $1,475 million, represented by the distribution of Magna's net investment in MID of $1,483 million less the cash distribution from MID described in (vi) above.

    The charge to shareholders' equity has not been allocated to the respective shareholders' equity accounts on the pro forma consolidated balance sheet since the adjustments to the stated capital accounts of Magna's Class A Subordinate Voting and Magna's Class B Shares are dependent on the fair market values of MID's Class A Subordinate Voting Shares and MID's Class B Shares, respectively, on the distribution record date, as more fully described elsewhere in the Management Information Circular/Proxy Statement.

    Magna's net investment in MID will be fixed on June 30, 2003 and, as a result, there will be a payable to, or receivable from, MID created due to certain changes in Magna's net investment in MID during the period between June 30, 2003 and the effective date of the Spin-Off Transactions. These changes will represent Magna's funding advance to (or from) MID's real estate business. Magna is unable to reasonably estimate the final payable to, or receivable from, MID at the effective date of the Spin-Off Transactions as a result of changes in Magna's net investment in MID during such period and, as such, is unable to determine if the amount will be material.

    As required by recent amendments to The Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations" ("CICA 3475"), the Company is required to recognize an impairment loss, if any, related to the Spin-Off Transactions based on any excess of the Company's carrying value of the distributed assets over their fair values on the distribution date. This impairment evaluation will be completed at the date of distribution on an individual asset basis for the properties in the real estate business of MID and based on an assessment of the fair value of MID's controlling interest in MEC.

    At the date of distribution of the shares of MID, the Company's shareholders' equity will be reduced by the carrying value of its net investment in MID as at June 30, 2003. The reduction in shareholders' equity will consist of a charge to income for impairment in the value of the distributed assets, if any, and a direct charge to shareholders' equity for the excess of the June 30, 2003 net investment in MID over any impairment charge.

(b)
Other Pro Forma Adjustments

        (i)    Lease amendments

    As more fully described in note 23(c) to MID's combined financial statements, effective January 1, 2003, the Company amended the terms of certain leases with MID to reduce the remaining lease terms and minimum lease payments, and replace scheduled rent increases with periodic rent increases based on a local price index. As a result of these amendments, the classification of certain leases changed from capital/direct financing to operating. Except as described in note 2(a)(ii), no pro forma consolidated balance sheet adjustment has been recorded related to these amendments since the amendments are reflected in the Company's March 31, 2003 unaudited consolidated balance sheet.

        (ii)   Deferred profit sharing and incentive compensation adjustment

    As a result of the Spin-Off Transactions, the reduction in the Company's pre-tax income will result in a reduction in deferred profit sharing expense and executive management compensation as determined under the Company's corporate constitution.

        (iii)   Tax adjustment

    The pro forma adjustments have been tax effected based on the tax rates described in note 2(a)(iv).

(c)
Earnings per Class A Subordinate Voting or Class B Share

  The pro forma earnings per Class A Subordinate Voting or Class B Shares is based on the average number of shares that were issued and outstanding for the periods presented as follows:

	Three-month periods ended March 31,
			Year ended December 31, 2002
	2003	2002
Average number of Class A Subordinate Voting and Class B Shares outstanding
Basic	95.6	83.4	88.7
Diluted	95.8	90.6	92.0

3.     UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The Company's pro forma consolidated financial statements are prepared using Canadian GAAP, which conform with U.S. GAAP in all material respects, except for:

(a)
Joint Ventures

  The Company has certain interests in jointly controlled entities which have been proportionately consolidated in the Company's financial statements. For purposes of U.S. GAAP, these interests would be accounted for by the equity method. Net income, earnings per share and shareholders' equity under U.S. GAAP are not impacted by the proportionate consolidation of these interests in jointly controlled entities.

(b)
Financial Instruments

  The Company's subordinated debentures are recorded in part as debt and in part as shareholders' equity. In addition, the Company's Preferred Securities are recorded entirely as shareholders' equity. Under U.S. GAAP, the subordinated debentures and Preferred Securities would be recorded entirely as debt.

(c)
In-House Tooling and Engineering

  In December 1999, the United States Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Effective January 1, 2000, the Company changed its method of accounting under U.S. GAAP for in-house engineering service and tooling contracts provided in conjunction with subsequent assembly or production activities which are regarded as a single arrangement. Previously, the Company had recognized revenue from these engineering service and tooling contracts on a percentage of completion basis. Under the new accounting method adopted effective January 1, 2000 for U.S. GAAP purposes, the Company recognizes revenue and related cost of sales for these activities over the estimated life of the assembly or production arrangement.

  For the three-month period ended March 31, 2003, revenues and expenses under U.S. GAAP are lower by $32 million [March 31, 2002 — $23 million; year ended December 31, 2002 — $71 million] and $31 million [March 31, 2002 — $21 million; year ended December 31, 2002 — $69 million], respectively, as a result of this difference between Canadian and U.S. GAAP. The net revenue reduction for the three-month period ended March 31, 2003 includes $2 million [March 31, 2002 — $15 million; year ended December 31, 2002 — $45 million] in revenue that was included in the cumulative effect adjustment as of January 1, 2000.

(d)
Derivative Instruments

  The Company uses foreign exchange forward contracts to manage foreign exchange risk from its underlying customer contracts. In particular, the Company uses foreign exchange forward contracts for the sole purpose of hedging certain of its future committed U.S. dollar, Canadian dollar and euro outflows and inflows. Under Canadian GAAP, gains and losses on these contracts are accounted for as a component of the related hedged transaction. For periods up to and including December 31, 2000, gains and losses on these contracts were also accounted for as a component of the related hedged transaction under U.S. GAAP.

  Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133 ["FAS 133"], "Accounting for Derivative Instruments and Hedging Activities", as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. FAS 133 requires a company to recognize all of its derivative instruments, whether designated in hedging relationships or not, on the balance sheet at fair value. The accounting for changes in the fair value [i.e., gains or losses] of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship. FAS 133 establishes certain criteria to be met in order to designate a derivative instrument as a hedge and to deem a hedge as effective.

  Effective January 1, 2002, the Company implemented a new treasury management system that complies with the new documentation requirements for hedge accounting under FAS 133. As a result, for the year ended December 31, 2001 the Company's derivative portfolio is not eligible for hedge accounting despite the fact that management considers its portfolio to be an effective foreign currency risk management tool and an economic hedge of its future committed U.S. dollar, Canadian dollar and euro outflows and inflows.

  Accordingly, the Company has recorded a charge to income of $26 million in the year ended December 31, 2001 for purposes of reconciling to U.S. GAAP. For periods prior to and including December 31, 2000, this amount would have been deferred and recorded as a component of the related hedged transaction under U.S. GAAP. In addition, upon adoption of FAS 133, the Company recorded a cumulative adjustment to other comprehensive income of $9 million as of January 1, 2001 of which $1 million and $5 million has reversed through income during 2002 and 2001, respectively.

  The Company has reviewed its other commercial contracts outstanding as at March 31, 2003 and has determined that there are no embedded derivatives as defined in FAS 133.

(e)
Stock-Based Compensation

  The Company continues to measure compensation cost related to awards of stock options using the intrinsic value-based method of accounting as prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ["APB 25"] as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ["FAS 123"]. Under APB 25, when a stock option is repurchased by the Company for a cash payment, the Company must record compensation expense.

  In addition, under FAS 123, when stock options are issued to non-employees other than directors acting in their capacity as a director, the Company must record compensation expense. Options issued to directors for services provided outside of their role as a director are recorded as compensation expense by the Company.

  Under the new rules of CICA Handbook Section 3870, "Stock Based Compensation and Other Stock Based Payments ["CICA 3870"] prospectively adopted by the Company effective January 1, 2002, the same treatment is now applicable for Canadian GAAP purposes. Prior to January 2002, for Canadian GAAP purposes, stock repurchased by the Company was considered to be a capital transaction and recorded in retained earnings and when stock options were issued to non-employees no compensation expense was recognized because the options had no intrinsic value at the time of issuance.

  The new rules under CICA 3870 are substantially harmonized with the existing U.S. GAAP rules contained in APB 25 and FAS 123; however, in accordance with the transitional provisions, the Company has decided to apply the new rules on a prospective basis to awards granted subsequent to January 1, 2002. As such, the amount of compensation expense for proforma disclosures under U.S. GAAP will differ from that calculated for Canadian GAAP until all options granted prior to January 1, 2002 have fully vested and all related compensation expense has been recorded for U.S. GAAP purposes.

  In addition, under Emerging Issues Task Force 00-23, "Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation No. 44", when stock options are issued after January 18, 2001 and are denominated in multiple currencies, the Company must record compensation expense. Given that the Company has adopted the new recommendations of CICA 3870 on a prospective basis, no compensation expense has been, nor will be, recognized under Canadian GAAP for options denominated in multiple currencies that were issued between January 18, 2001 and December 31, 2001.

(f)
Cumulative Translation Adjustment

  Under U.S. GAAP, Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation" ["FAS 52"], the Company would only realize a gain or loss on the portion of the currency translation adjustment included as a separate component of the net investment in a foreign operation upon a sale or complete, or substantially complete, liquidation of the related investment. Under FAS 52, no gains or losses are recognized as a result of capital transactions, including the payment of dividends. Under Canadian GAAP, the Company is required to realize a gain or loss equal to the appropriate portion of the cumulative translation adjustment account when there is a reduction in the Company's net investment in a foreign subsidiary resulting from the payment of dividends.

(g)
Electricity Swap Contracts

  As more fully described in note 22(b) to the Company's consolidated financial statements for the year ended December 31, 2002, the Company uses electricity swap contracts to manage the cash flow risk from its electricity purchase requirements in Ontario, Canada. Under both Canadian and U.S. GAAP, these swap contracts are accounted for using hedge accounting and the net swap settlements are recognized in the same period as, and as part of, the hedge transaction. For U.S. GAAP purposes only, the Company reflects the estimated fair value of the swap contracts on the pro forma consolidated balance sheet with an offsetting adjustment to other comprehensive income.

(h)
Goodwill and Other Intangible Assets

  As more fully described in note 2(c) to the Company's consolidated financial statements for the year ended December 31, 2002, the Company has prospectively adopted the new Canadian GAAP recommendations related to goodwill and other intangible assets. The Canadian GAAP recommendations are the same as the U.S. GAAP requirements on business combinations ["FAS 141"] and goodwill and other intangible assets ["FAS 142"]. The principles of FAS 141 and 142 are the same as Canadian GAAP except that, under Canadian GAAP the net goodwill writedown of $42 million has been charged to January 1, 2002 opening retained earnings. Under U.S. GAAP, the net goodwill writedown of $42 million has been applied as a cumulative adjustment to net income as of January 1, 2002.

(i)
Change in Reporting Currency

  Effective December 31, 1998, the Company adopted the U.S. dollar as its reporting currency. Prior to this change the Canadian dollar had been used as the Company's reporting currency. Under Canadian GAAP, the Company's consolidated financial statements for all periods presented through December 31, 1998 were translated from Canadian dollars to U.S. dollars using the exchange rate in effect at December 31, 1998. Under U.S. GAAP, the consolidated financial statements for periods prior to the change in reporting currency were translated to U.S. dollars using the current rate method, which method uses specific year end or specific annual average exchange rates as appropriate.

(j)
The following table presents pro forma net income and earnings per share information following U.S. GAAP:

	Three-month periods ended March 31,
			Year ended December 31, 2002
	2003	2002
Net income under Canadian GAAP	$143	$130	$536
Adjustments (net of related tax effects):
Additional interest expense and foreign exchange gains (losses) on subordinated debentures and Preferred Securities (b)	(4)	(6)	(10)
In-house tooling and engineering (c)	(1)	(1)	(2)
Derivative instruments (d)	—	6	6
Compensation expense (e)	11	(6)	4
Translation gain realized on the reduction of the net investment in a foreign subsidiary (f)	(1)	—	(5)

Net income under U.S. GAAP before cumulative catch-up adjustments	148	123	529
Cumulative adjustment for change in accounting policy related to goodwill (h)	—	(42)	(42)

Net income under U.S. GAAP	148	81	487
Other comprehensive income (loss):
Foreign currency translation adjustment	145	2	147
Derivative instruments realized in other comprehensive income (d), (g)	12	(5)	12
Derivative instruments realized in net income (d)	—	—	3

Comprehensive income under U.S. GAAP	$305	$78	$649

Earnings per Class A Subordinate Voting or Class B Share under U.S. GAAP:
Basic
Before cumulative catch-up adjustments	$1.55	$1.47	$5.97
Cumulative catch-up adjustment (h)	—	(0.50)	(0.48)

After cumulative catch-up adjustment	$1.55	$0.97	$5.49

Diluted
Before cumulative catch-up adjustments	$1.55	$1.39	$5.69
Cumulative catch-up adjustment (h)	—	(0.46)	(0.46)

After cumulative catch-up adjustment	$1.55	$0.93	$5.23

  Pro forma earnings per share data after cumulative catch-up adjustments were computed as follows:

	Three-month periods ended March 31,
			Year ended December 31, 2002
	2003	2002
Basic earnings per Class A Subordinate Voting or Class B Share — After cumulative catch-up adjustment
Net income under U.S. GAAP	$148	$81	$487

Average number of Class A Subordinate Voting and Class B Shares outstanding during the year	95.6	83.4	88.7

Basic earnings per Class A Subordinate Voting or Class B Share	$1.55	$0.97	$5.49

Diluted earnings per Class A Subordinate Voting or Class B Share — After cumulative catch-up adjustment
Net income under U.S. GAAP	$148	$81	$487
Adjustments (net of related tax effects):
Interest, issue cost amortization and foreign exchange on 4.875% Convertible Subordinated Debentures	—	3	(6)

	$148	$84	$481

Average number of Class A Subordinate Voting and Class B Shares outstanding during the year	95.6	83.4	88.7
4.875% Convertible Subordinated Debentures	—	6.5	2.8
Stock options	0.2	0.7	0.5

	95.8	90.6	92.0

Diluted earnings per Class A Subordinate Voting or Class B Share	$1.55	$0.93	$5.23

(k)
The following table indicates the significant items in the pro forma consolidated balance sheet that would have been affected had the pro forma consolidated financial statements been prepared under U.S. GAAP:

	March 31, 2003
	Canadian GAAP	Financial instruments	In-house tooling and engineering	Derivative instruments	Other	U.S. GAAP
Other assets	$291	$7	$—	$3	$—	$301
Future tax liabilities, net	$2	$7	$(16)	$3	$—	$(4)
Other accrued liabilities	$201	$—	$46	$(3)	$(3)	$241
Subordinated debentures	$—	$175	$—	$—	$—	$175
Debentures' interest obligation	$41	$(41)	$—	$—	$—	$—
Preferred Securities	$—	$282	$—	$—	$—	$282
Minority Interest	$508	$(66)	$—	$—	$—	$442
Shareholders' equity:
Capital stock	$2,490	$5	$—	$—	$140	$2,635
Preferred Securities	277	(277)	—	—	—	—
Other paid-in capital	65	(65)	—	—	—	—
Retained earnings	1,221	30	(29)	(20)	125	1,327
Accumulated other
comprehensive loss	165	(43)	(1)	23	(262)	(118)

Shareholders' equity	$4,218	$(350)	$(30)	$3	$3	$3,844

(l)
As more fully described above, the Company has elected to adopt the new recommendations of CICA 3870 to awards granted subsequent to January 1, 2002. As such, for U.S. GAAP, the proforma disclosure calculation will differ as they include fair value calculations on all options granted under the plan and in accordance with the applicable vesting provisions therein.

  Despite the limitations in its effectiveness as a reliable single model for determining the fair value of the Company's stock options, the Company uses the Black Scholes option pricing model for estimating the fair value of stock options at the date of grant.

  For purposes of U.S. GAAP proforma disclosures, the Company's pro forma net income attributable to Class A Subordinate Voting and Class B Shares and basic and diluted earnings per Class A Subordinate Voting or Class B Share would have been:

	Three-month periods ended March 31,
			Year ended December 31, 2002
	2003	2002
Proforma net income after cumulative catch-up adjustment attributable to Class A Subordinate Voting and Class B Shares	$141	$69	$451

Proforma earnings per Class A Subordinate Voting or Class B Share after cumulative catch-up adjustment
Basic	$1.47	$0.83	$5.08
Diluted	$1.47	$0.76	$4.90

(m)
Under Staff Accounting Bulletin 74, the Company is required to disclose certain information related to new accounting standards which have not yet been adopted due to delayed effective dates.

  Canadian GAAP standards:

  In December 2002, the CICA amended Handbook Section 3475, "Disposal of Long-Lived Assets and Discontinued Operations" ["CICA 3475"]. CICA 3475 provides guidance on differentiating between assets held for sale and held for disposal other than by sale and on the presentation of discontinued operations. CICA 3475 applies to disposal activities initiated on or after May 1, 2003.

  In December 2002, the CICA approved proposed amendments to Accounting Guideline, AcG-13, "Hedging Relationships" ["AcG-13"]. The proposed amendments clarify certain of the requirements in AcG-13 and provide additional application guidance. The proposed amendments will be finalized in the first half of 2003 and will be applicable when AcG-13 becomes effective for fiscal years beginning on or after July 1, 2003.

  During 2003, the Emerging Issues Committee of the CICA issued EIC-134, "Accounting for Severance and Termination Benefits" ["EIC 134"] and EIC-135, "Accounting for Costs Associated with Exit and Disposal Activities (Including Costs Incurred in a Restructuring)" ["EIC 135"]. EIC 134 and EIC 135, which are applicable to exit or disposal activities initiated after March 31, 2003, require that termination and other costs associated with an exit or disposal activity be recognized and measured at fair value in the period in which the liability is incurred and conform the accounting for such costs between Canadian GAAP and U.S. GAAP.

  The adoption of EIC 134 and EIC 135 will not have an immediate accounting impact on the Company's pro forma consolidated financial statements. Although the Company is currently reviewing CICA 3475 and AcG-13, the impact, if any, of these pronouncements on its pro forma consolidated financial statements has not been determined.

  United States GAAP standards:

  During 2001, the Financial Accounting Standards Board ["FASB"] issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ["FAS 143"]. FAS 143 requires that legal obligations arising from the retirement of tangible long-lived assets, including obligations identified by a company upon acquisition and construction and during the operating life of a long-lived asset, be recorded and amortized over the asset's useful life using a systematic and rational allocation method. FAS 143 is effective for fiscal years beginning after June 15, 2002.

  During 2002, FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ["FAS 146"]. FAS 146 requires that costs associated with an exit or disposal activity be recognized and measured at fair value in the period in which the liability is incurred. FAS 146 is effective for exit or disposal activities that are initiated after December 31, 2002.

  During 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ["FAS 150"]. FAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and requires that financial instruments within its scope be classified as a liability or, in some circumstances, an asset. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise effective at the beginning of the first interim period beginning after June 15, 2003.

  In 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ["FIN 45"]. FIN 45 requires certain guarantees to be recorded at fair value; previously a liability was only recorded when a loss under a guarantee was probable and reasonably estimable. The initial recognition and measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002.

  In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ["FIN 46"]. FIN 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003 and apply to existing variable interest entities in the first fiscal year or interim period beginning after June 15, 2003.

  During 2003, the Emerging Issues Task Force ["EITF"] finalized Abstract "Accounting for Revenue Arrangements with Multiple Deliverables" ["EITF 00-21"]. EITF 00-21 addresses how to account for arrangements that involve the delivery or performance of multiple products and services. EITF 00-21 is effective for agreements entered into in fiscal periods beginning after June 15, 2003.

  The Company adopted FAS 143, FAS 146 and the recognition and measurement requirements of FIN 45 effective January 1, 2003. The adoption of these pronouncements had no immediate accounting impact on the Company's pro forma consolidated financial statements. Although the Company is currently reviewing FAS 150, EITF 00-21 and the consolidation requirements of FIN 46, the impact, if any, of these pronouncements on its pro forma consolidated financial statements has not been determined.

APPENDIX C

Magna International Inc.

Non-GAAP Measures

The Company measures and presents (i) diluted earnings per share from operations, excluding impairment charges, (ii) net income from operations, excluding impairment charges, and (iii) operating income, earnings before interest and taxes ["EBIT"] and earnings before interest, taxes and depreciation and amortization ["EBITDA"], excluding impairment charges, because they are measures that are widely used by analysts. However, these measures do not have any standardized meaning under Canadian generally accepted accounting principles and are therefore unlikely to be comparable to similar measures presented by other companies.

The above non-GAAP measures have been derived from information prepared in accordance with Canadian generally accepted accounting principles as follows:

HISTORICAL
[U.S. dollars in millions, except per share figures]

		Three months ended March 31,
	Twelve months ended March 31, 2003			Year ended December 31, 2002
		2003	2002
Diluted EPS from operations, excluding impairment charges
Diluted EPS as reported	$5.83	$1.65	$1.65	$5.82
Addback (deduct):
Impairment charges
Automotive	0.29	—	—	0.29
MEC	0.08	—	—	0.08
Other income
Automotive	(0.17)	—	—	(0.17)
MEC	0.12	—	—	0.12

Diluted EPS from operations, excluding impairment charges	$6.15	$1.65	$1.65	$6.14

Diluted shares outstanding (in millions)	93.3	95.8	90.6	92.0

Net income from operations, excluding impairment charges
Net income as reported	$563	$162	$153	$554
Addback (deduct):
Impairment charges
Gross charge
Automotive	36	—	—	36
MEC	18	—	—	18
Income tax impact
Automotive	(2)	—	—	(2)
MEC	(7)	—	—	(7)
Minority interest impact
Automotive	(7)	—	—	(7)
MEC	(4)	—	—	(4)
Other income
Automotive	(15)	—	—	(15)
MEC	11	—	—	11

Net income from operations, excluding impairment charges	$593	$162	$153	$584

Operating income, EBIT and EBITDA, excluding impairment charges
Operating income as reported	$943	$285	$266	$924
Addback (deduct):
Impairment charges
Gross charge
Automotive	36	—	—	36
MEC	18	—	—	18

Operating income, excluding impairment charges	997	285	266	978
Addback (deduct):
Interest expense (income)
Automotive	(17)	(3)	1	(13)
MEC	3	2	—	1

EBIT, excluding impairment charges	983	284	267	966
Addback (deduct):
Depreciation and amortization
Automotive	441	118	99	422
MEC	25	7	5	23

EBITDA, excluding impairment charges	$1,449	$409	$371	$1,411

PRO FORMA
[U.S. dollars in millions, except per share figures]

		Three months ended March 31,
	Twelve months ended March 31, 2003			Year ended December 31, 2002
		2003	2002
Diluted EPS from operations, excluding impairment charges
Diluted EPS as reported	$5.67	$1.45	$1.39	$5.62
Addback (deduct):
Impairment charges	0.29	—	—	0.29
Other income	(0.17)	—	—	(0.17)

Diluted EPS from operations, excluding impairment charges	$5.79	$1.45	$1.39	$5.74

Diluted shares outstanding (in millions)	93.3	95.8	90.6	92.0

Net income from operations, excluding impairment charges
Net income as reported	$549	$143	$130	$536
Addback (deduct):
Impairment charges
Gross charge	36	—	—	36
Income tax impact	(2)	—	—	(2)
Minority interest impact	(7)	—	—	(7)
Other income	(15)	—	—	(15)

Net income from operations, excluding impairment charges	$561	$143	$130	$548

Operating income, EBIT and EBITDA, excluding impairment charges
Operating income as reported	$926	$247	$223	$902
Addback:
Impairment charges	36	—	—	36

Operating income, excluding impairment charges	962	247	223	938
Addback (deduct):
Interest expense (income)	(17)	(3)	1	(13)

EBIT, excluding impairment charges	945	244	224	925
Addback:
Depreciation and amortization	417	112	95	400

EBITDA, excluding impairment charges	$1,362	$356	$319	$1,325

APPENDIX D

July 7, 2003

The Board of Directors
Magna International Inc.
337 Magna Drive
Aurora, Ontario
L4G 7K1

Attention:	Mr. Royden Richardson Chairman, Special Committee

To the Members of the Board of Directors:

        CIBC World Markets Inc. ("CIBC World Markets", "we" or "us") understands that a special committee of the Board of Directors (the "Special Committee") is considering a proposed transaction under which Magna International Inc. (the "Company" or "Magna") will distribute to Magna shareholders, by way of a return of capital under Ontario corporate law, one Class A Subordinate Voting Share of MI Developments Inc. ("MID") for every two Class A Subordinate Voting Shares of the Company and one Class B Share of MID for every two Class B Shares of the Company held by Magna shareholders on the record date for such distributions (the "Proposed Transaction"). We also understand that completion of the Proposed Transaction will be subject to approval by the Company's shareholders, including two-thirds of the votes cast by holders of the Company's outstanding Class A Subordinate Voting Shares and holders of the Company's outstanding Class B Shares, with each class voting separately at a special meeting of the Company's shareholders that will be held on or about August 19, 2003 (the "Special Meeting"). We also understand that, upon completion of the Proposed Transaction:

  (a)
  MID will own, directly or indirectly, substantially all of the real estate assets currently owned by Magna, as well as Magna's 59% equity and 96% voting interest in Magna Entertainment Corp. ("MEC");

  (b)
  MID's articles will provide for a share capital structure as described in the Preliminary Prospectus (as defined below), such that MID will have Class A Subordinate Voting Shares and Class B Shares with substantially the same relative ownership and voting rights as the Magna Class A Subordinate Voting Shares and Magna Class B Shares, together with an authorized class of Preference Shares, issuable in series;

  (c)
  each holder of Magna Class A Subordinate Voting Shares will receive one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares held as of the record date for the distributions and each holder of Magna Class B Shares will receive one MID Class B Share for every two Magna Class B Shares held as of the record date for the distributions (in each case, with cash in lieu of fractional shares);

  (d)
  the Stronach Trust will own approximately 66.3% of the MID Class B Shares, carrying approximately 56.5% of the total votes attached to all of MID's outstanding shares; and

  (e)
  the holders of the MID Class A Subordinate Voting Shares will be entitled to certain conversion (or coat-tail) rights in the event of specified transactions that would otherwise have the effect of depriving the holders of such Class A Subordinate Voting Shares of rights under applicable provincial take-over bid legislation to which they would have been entitled if MID's Class A Subordinate Voting Shares and Class B Shares were a single class of shares.

Engagement of CIBC World Markets

        By letter agreement dated as of January 21, 2003 (the "Engagement Agreement"), Magna retained CIBC World Markets on behalf of the Special Committee to act as financial advisor to the Special Committee and Magna's Board in connection with the Proposed Transaction. Pursuant to the Engagement Agreement, the Special Committee has requested that we prepare and deliver this opinion (the "Opinion") as to the fairness, from a financial point of view, of the Proposed Transaction to the holders of Magna's Class A Subordinate Voting Shares and the holders of Magna's Class B Shares, with each class being considered separately. CIBC World Markets will be paid a fixed fee for rendering the Opinion and Magna has agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC World Markets

        CIBC World Markets is one of Canada's largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors, each of whom is experienced in merger, acquisition, divestiture and valuation matters.

Scope of Review

        In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:

1.
the preliminary prospectus dated July 8, 2003 (the "Preliminary Prospectus") of MID in respect of the MID Class A Subordinate Voting Shares and MID Class B Shares to be distributed pursuant to the Proposed Transaction to holders of the outstanding Magna Class A Subordinate Voting Shares and Magna Class B Shares, including the historical and pro forma financial statements included in the Preliminary Prospectus;

2.
the management information circular/proxy statement dated July 8, 2003 (the "Circular") of Magna to be mailed to Magna shareholders in connection with the Special Meeting;

3.
the quarterly reports to shareholders of the Company for the quarters ended September 30, 2002 and March 31, 2003;

4.
the annual reports to shareholders of the Company for the years ended December 31, 2000, 2001 and 2002;

5.
the annual information forms of the Company for the years ended December 31, 2000, 2001 and 2002;

6.
Magna's management information circulars/proxy statements in respect of the shareholders' meetings held on May 9, 2002 and May 8, 2003;

7.
the annual reports to stockholders of MEC for the years ended December 31, 2001 and 2002;

8.
MEC's proxy statements in respect of the stockholders' meetings held on April 18, 2002 and April 13, 2003;

9.
published information and analysis prepared by various research analysts for Magna and other companies in the automobile parts manufacturing and real estate industries;

10.
certain internal information prepared and provided to us by the Company's management, primarily financial in nature, concerning the business, assets, liabilities and prospects of Magna, MID and MEC;

11.
the recent reported price and trading activity of Magna's Class A Subordinate Voting Shares and Class B Shares and MEC's shares of Class A Subordinate Voting Stock;

12.
discussions with senior management of Magna and MID, respectively, concerning business operations, financial conditions and prospects of Magna, MID and MEC;

13.
discussions with the legal, financial, tax and other advisors to Magna, MID and the Special Committee regarding the Proposed Transaction and possible alternative transactions;

14.
certain public information and analysis relating to the business, operations, financial performance and trading history of other companies, including prospectuses, annual reports, management information circulars, press releases and quarterly reports;

15.
representations contained in a certificate addressed to CIBC World Markets, dated as of the date hereof, from senior officers of Magna as to the completeness and accuracy of the information upon which the Opinion is based and such other matters considered relevant by CIBC World Markets; and

16.
such other information, analysis and discussions as we considered necessary or appropriate in the circumstances.

Assumptions and Limitations

        Our Opinion is subject to the assumptions, explanations and limitations set forth below.

        We have not been asked to prepare and have not prepared a formal valuation or appraisal of Magna, MID or MEC or any of their respective assets or securities and our Opinion should not be construed as such. In rendering the Opinion, we have considered the Proposed Transaction in relation to the status quo.

        With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Magna and its advisors or otherwise obtained pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or attempted to verify independently the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. With respect to operating and financial forecasts and budgets provided to us and relied upon in our analysis, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company and MID, having regard to the plans, financial condition and prospects of the Company and MID. We have also assumed that the Proposed Transaction will be completed substantially in accordance with the description in the Preliminary Prospectus and the Circular and that the Preliminary Prospectus and the Circular accurately describe the principal Canadian and United States tax consequences of the Proposed Transaction for Magna's shareholders.

        The Company has represented to us, in a certificate of two senior officers of the Company delivered as at the date hereof, among other things, that, to the best of their knowledge, the information, opinions and other materials provided to us by or on behalf of Magna in connection with this engagement, including certain information referred to above under the heading "Scope of Review" (collectively, the "Information"), are complete and correct in all material respects at the date the Information was provided to us and that since the date of the Information, there has been no material adverse change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Magna, MID or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

        Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company and MID as they are reflected in the Information and as they were represented to us in our discussions with management of Magna and MID. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

        The Opinion has been provided for the benefit and use of the board of directors of the Company and may not be relied upon by any other person without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to any Magna shareholder as to how to vote at the Special Meeting. In addition, we are not expressing any opinion as to the market price or value of the MID Class A Subordinate Voting Shares and MID Class B Shares, if and when distributed to the Company's shareholders under the Proposed Transaction, or the prices at which such shares will trade after completion of the Proposed Transaction.

        The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.

Approach to Fairness

        In considering the fairness, from a financial point of view, of the Proposed Transaction to the Company's shareholders, CIBC World Markets compared the sum of the implied trading value of Magna's core automotive business (taking into account the pro forma effects of the Proposed Transaction) and the net asset value of MID to the current market price of Magna's outstanding Class A Subordinate Voting Shares, without taking into account any potential expansion in trading multiples for Magna's shares following the Proposed Transaction. The calculation of the net asset value of MID included the implied value of Magna's real estate assets transferred to MID based upon the trading values of comparable real estate corporations taking into account the net book value, leverage capacity and prospects for growth for MID and the current market price of MID's investment in MEC, with an appropriate adjustment. We have also considered, among other things, the pro rata nature of the distribution of the MID Class A Subordinate Voting Shares to the holders of Magna's Class A Subordinate Voting Shares and MID Class B Shares to the holders of Magna's Class B Shares under the Proposed Transaction and the fact that the Class A Subordinate Voting Shares of MID will contain "coat-tail" provisions.

        All of these considerations supported the conclusion reached by CIBC World Markets in this Opinion. In arriving at our Opinion, we have not attributed any particular weight to any specific analysis or factors considered by us, but rather have made qualitative judgements based on our experience in rendering such opinions and on the circumstances and information as a whole. Notwithstanding the foregoing, CIBC World Markets believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by us, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of a fairness opinion is a complex process and is not easily or necessarily susceptible to partial analysis or summary description.

Opinion

        Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the Proposed Transaction is fair, from a financial point of view, to the holders of Magna's Class A Subordinate Voting Shares and the holders of Magna's Class B Shares, with each class being considered separately.

Yours very truly,

(signed) CIBC World Markets Inc.

APPENDIX E

Merrill Lynch, Pierce, Fenner & Smith Incorporated
World Financial Center North Tower 250 Vesey Street New York, NY 10281

July 7, 2003

Board of Directors
Magna International Inc.
337 Magna Drive
Aurora, Ontario L4G 7K1

Members of the Board of Directors:

        We understand that Magna International Inc. ("Magna" or the "Company") proposes to effect a reorganization of the Company, through a series of transactions, whereby Magna will distribute to its shareholders all of the outstanding shares of a subsidiary of Magna, to be called MI Developments Inc. (together with its predecessor companies referred to as "MID"), which will hold substantially all of the Company's real estate assets as well as the shares of Magna Entertainment Corp. ("MEC") currently held by the Company (the "Reorganization"). The distribution will be effected by way of a return of capital under Ontario corporate law of one MID Class A Subordinate Voting Share for every two Magna Class A Subordinate Voting Shares and one MID Class B Share for every two Magna Class B Shares.

        You have asked us whether, in our opinion, the Reorganization is fair from a financial point of view to the holders of the Company's Class A Subordinate Voting Shares considered separately as a class and to the holders of the Company's Class B Shares considered separately as a class.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  reviewed certain publicly available business and financial information relating to Magna and MEC that we deemed to be relevant;

  (2)
  reviewed the historical financial statements for Magna, MID, and MEC and the pro forma financial statements for Magna and MID after giving effect to the Reorganization;

  (3)
  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Magna, MID, and MEC furnished to us by the Company;

  (4)
  conducted discussions with members of senior management and representatives of Magna and MID concerning their respective businesses (including that of MEC), their financial performance, and their prospects before and after giving effect to the Reorganization;

  (5)
  reviewed the results of operations of Magna, MID, and MEC and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  reviewed the market prices and valuation multiples of Magna Class A Subordinate Voting Shares and Magna Class B Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (7)
  reviewed the market prices and valuation multiples of certain public companies that we considered to be comparable to MID;

  (8)
  compared the proposed financial terms of the Reorganization with the financial terms of certain other transactions that we deemed to be relevant;

  (9)
  reviewed a draft of the rights, privileges, restrictions and conditions attaching to the MID Class A Subordinate Voting Shares and the MID Class B Shares, including the terms which provide that each MID Class A Subordinate Voting Share will be convertible into a MID Class B Share in the event that a take-over bid is made for the MID Class B Shares and an equivalent offer is not made for the MID Class A Subordinate Voting Shares (the "MID Share Conditions");

  (10)
  reviewed the Magna restated articles of incorporation dated July 25, 2001;

  (11)
  reviewed public information with respect to other share capital reorganizations of a comparable nature that we deemed to be relevant;

  (12)
  conducted discussions with members of senior management of Magna and MID regarding the strategic rationale for, and the financial effects of the Reorganization;

  (13)
  reviewed the potential pro forma impact of the Reorganization with representatives of Magna and the Company's auditors;

  (14)
  reviewed a draft of the MID preliminary prospectus which is to be filed with the Canadian provincial and U.S. securities commissions in respect of the distribution of the MID Class A Subordinate Voting Shares and MID Class B Shares pursuant to the Reorganization (the "MID Preliminary Prospectus");

  (15)
  reviewed a draft management information circular/proxy statement relating to the special meeting of shareholders of Magna to be held to approve the Reorganization (the "Magna Information Circular"); and

  (16)
  reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Magna, MID, or MEC or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Magna, MID, or MEC. With respect to the financial forecast information regarding the Company, MID and MEC that has been furnished to or discussed with us by the Company, we have assumed that it has been reasonably prepared and reflects the best currently available estimates and judgment of the Company's management as to the expected future financial performance of Magna, MID, or MEC, as the case may be. We have also assumed that the final form of the MID Preliminary Prospectus, the Magna Information Circular and the MID Share Conditions will be the same in all material respects as the most recent drafts which we have reviewed.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Reorganization, no restrictions will be imposed that will have a material adverse effect on the contemplated benefits of the Reorganization.

        We are acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Reorganization and will receive a fee from the Company for our services, a significant portion of which is payable upon the delivery of an opinion as to whether or not the proposed Reorganization is fair from a financial point of view to the shareholders of the Company. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we may actively trade the Company's Class A Subordinate Voting Shares, Class B Shares, and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion deals only with the fairness of the Reorganization from a financial point of view to Magna's shareholders and does not address any other matters that the Board of Directors of the Company or the Special Committee thereof may have considered relevant in their deliberations concerning the Reorganization. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Reorganization or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company's Class A Subordinate Voting Shares and the holders of the Company's Class B Shares. We are not expressing any opinion herein as to the prices at which Magna, MID, or MEC shares will trade following the announcement or consummation of the Reorganization.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Reorganization is fair, from a financial point of view, to the holders of the Company's Class A Subordinate Voting Shares and the holders of the Company's Class B Shares, with each class being considered separately.

Very truly yours,
(signed) MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

QuickLinks

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT TABLE OF CONTENTS
MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT
PART 1: MATTERS TO BE ACTED ON AT THE SPECIAL MEETING
THE SPIN-OFF TRANSACTIONS
VOTE REQUIRED
BACKGROUND TO THE SPIN-OFF TRANSACTIONS
APPROVAL/RECOMMENDATION OF THE BOARD
REASONS FOR THE SPIN-OFF TRANSACTIONS
IMPACT OF THE SPIN-OFF TRANSACTIONS ON MAGNA
FINANCIAL INFORMATION
THE SPECIAL RESOLUTION
FAIRNESS OPINIONS
REGULATORY MATTERS
TAX CONSEQUENCES OF THE DISTRIBUTIONS
DOCUMENTS INCORPORATED BY REFERENCE
FORWARD-LOOKING STATEMENTS
PART 2: GENERAL APPOINTMENT AND REVOCATION OF PROXIES
VOTING OF PROXIES
NOTICE RECORD DATE
VOTING SECURITIES AND THEIR PRINCIPAL HOLDERS
BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
SHAREHOLDER PERFORMANCE REVIEW GRAPH
Value of Cdn.$100 Invested on December 31, 1997
INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS
INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS
DIRECTORS' AND OFFICERS' LIABILITY INSURANCE
OTHER MATTERS
APPENDIX A SPECIAL RESOLUTION OF THE SHAREHOLDERS OF MAGNA INTERNATIONAL INC.
APPENDIX B PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF MAGNA INTERNATIONAL INC. [Unaudited]
COMPILATION REPORT
COMMENTS FOR UNITED STATES READERS ON DIFFERENCE BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS
MAGNA INTERNATIONAL INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME (U.S. dollars in millions, except per share figures) (Unaudited — See Compilation Report)
MAGNA INTERNATIONAL INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME (U.S. dollars in millions, except per share figures) (Unaudited — See Compilation Report)
MAGNA INTERNATIONAL INC. PRO FORMA CONSOLIDATED STATEMENT OF INCOME (U.S. dollars in millions, except per share figures) (Unaudited — See Compilation Report)
MAGNA INTERNATIONAL INC. PRO FORMA CONSOLIDATED BALANCE SHEET (U.S. dollars in millions) (Unaudited — See Compilation Report)
MAGNA INTERNATIONAL INC. NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (all amounts in U.S. dollars and all tabular amounts in millions unless otherwise noted) (Unaudited — See Compilation Report)
APPENDIX C
APPENDIX D
APPENDIX E